Exhibit 10.25

EXECUTION COPY

CREDIT AGREEMENT

dated as of

March 15, 2013

between

SFX INTERMEDIATE HOLDCO II LLC,

as the Borrower,

SFX INTERMEDIATE HOLDCO I LLC,

as Holdings,

the Lenders party hereto,

and

BARCLAYS BANK PLC,

as Administrative Agent

BARCLAYS BANK PLC,

UBS SECURITIES LLC

and

JEFFERIES GROUP LLC,

as Joint Lead Arrangers and Joint Bookrunners,

UBS SECURITIES LLC,

as Syndication Agent,

and

JEFFERIES GROUP LLC,

as Documentation Agent

i

(continued)

(continued)

(continued)

SCHEDULES

SCHEDULE 1.01A	-	Disqualified Institutions
SCHEDULE 2.01	-	Term Commitments
SCHEDULE 3.02	-	Consents
SCHEDULE 3.03	-	Ownership of Group Members
SCHEDULE 3.06	-	Litigation
SCHEDULE 3.07	-	Taxes
SCHEDULE 3.11	-	Labor Matters
SCHEDULE 3.12	-	List of Plans
SCHEDULE 3.13	-	Environmental Matters
SCHEDULE 3.14	-	Intellectual Property
SCHEDULE 3.15	-	Real Property
SCHEDULE 3.17	-	Licenses and Permits
SCHEDULE 3.19(a)	-	Filing Offices
SCHEDULE 5.16	-	Post-Closing Matters
SCHEDULE 6.01	-	Indebtedness
SCHEDULE 6.02	-	Liens
SCHEDULE 6.03	-	Investments
SCHEDULE 6.09	-	Transactions With Affiliates
SCHEDULE 9.01	-	Information for Notices

EXHIBITS

EXHIBIT A	-	Assignment and Assumption
EXHIBIT B	-	Borrowing Request
EXHIBIT C	-	Term Note
EXHIBIT D	-	Interest Election Request
EXHIBIT E	-	Prepayment Notice
EXHIBIT F	-	Compliance Certificate
EXHIBIT G	-	Guarantee and Collateral Agreement
EXHIBIT H	-	Sillerman Guarantee
EXHIBIT I-1	-	Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
EXHIBIT I-2	-	Tax Compliance Certificate (Foreign Participants That Are Partnerships)
EXHIBIT I-3	-	Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
EXHIBIT I-4	-	Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
EXHIBIT J	-	Perfection Certificate

v

CREDIT AGREEMENT, dated as of March 15, 2013, between SFX INTERMEDIATE HOLDCO II LLC, a Delaware limited liability company (the “Borrower”), SFX INTERMEDIATE HOLDCO I LLC, a Delaware limited liability company (“Holdings”), the Lenders party hereto and BARCLAYS BANK PLC, as administrative agent and collateral agent (in such capacities, together with its successors and permitted assigns, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Lenders make available for the purposes specified in this Agreement a $49,500,000 senior secured first lien term loan facility; and

WHEREAS, the Lenders are willing to make available to the Borrower such term loan facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Adjusted Eurodollar Rate” means, as to any Eurodollar Rate Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period divided by (b) one minus the Eurodollar Reserve Percentage. Notwithstanding anything herein to the contrary, the Adjusted Eurodollar Rate shall not be less than 1.25% per annum at any time.

“Administrative Agent” has the meaning specified in the preamble of this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“AEG Memorandum of Understanding” means that certain Memorandum of Understanding between Goldenvoice llc and ID&T USA llc, dated as of February 14, 2013.

“Affiliate” means, as to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Arrangers, the Syndication Agent and the Documentation Agent.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time.

“Anti-Corruption Law” means each of (a) the United States Foreign Corrupt Practices Act of 1977, (b) the Corruption of Foreign Public Officials Act and (c) the Bribery Act of 2010, in each case, as amended from time to time.

“Applicable Rate” means, for any day with respect to Term Loans that are (a) Base Rate Term Loans, 6.50% per annum and (b) Eurodollar Rate Term Loans, 7.50% per annum

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Barclays Bank PLC, UBS Securities LLC and Jefferies Group LLC.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by the terms hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumption Agreement” means an Assumption Agreement substantially in the form of Annex I to the Guarantee and Collateral Agreement delivered pursuant to Section 5.14.

“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of BEATPORT, LLC for the Fiscal Year ended December 31, 2012, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, without qualification as to the scope of the audit or as to going concern and without any other similar qualification.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Barclays” means Barclays Bank PLC.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (c) the Adjusted Eurodollar Rate for a one-month term in effect on such day (taking into account any floor under the definition of “Adjusted Eurodollar Rate”) plus 1.00% and (d) 2.25% per annum.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurodollar Rate, respectively.

“Base Rate Borrowing” means, as to the Borrowing, the Base Rate Term Loans comprising the Borrowing.

“Base Rate Term Loan” means a Term Loan that bears interest based on the Base Rate.

“Beatport Acquisition” means the merger of BEATPORT, LLC and Pita II LLC pursuant to the Beatport Merger Agreement and the payment of the Beatport Consideration on the Closing Date.

“Beatport Consideration” means the $33,606,000 cash payment made to the sellers party to the Beatport Merger Agreement pursuant to the Beatport Merger Agreement.

“Beatport Merger Agreement” means that certain Agreement and Plan of Merger by and among the Parent Company, Pita II LLC, BEATPORT, LLC, BP Representative, LLC and the sellers party thereto, dated as of February 25, 2012.

“Beneficial Owner” means, as to any U.S. Federal Income Tax, the Person who is treated as the taxpayer under Section 871(a) or 881(a) of the Code, as applicable, or any successor provision, if such Person is not the Recipient.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning specified in the preamble of this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 5.02.

“Borrowing” means the borrowing of Term Loans on the Closing Date.

“Borrowing Request” means the request for the Borrowing, which, when in writing, shall be substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close; provided, that when used in connection with a Eurodollar Rate Term Loan, the term “Business Day” means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all capital expenditures by such Person and its Subsidiaries, as determined in accordance with GAAP (other than Excluded Capital Expenditures).

“Capitalized Lease” means all leases that have been or are required to, in accordance with GAAP, be recorded as capitalized leases.  For the avoidance of doubt, “Capitalized Leases” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by, the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $250,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Cash Management Counterparty” means a Person who has entered into a Cash Management Document with a Loan Party if such Cash Management Agreement was provided or arranged by (i) Barclays or an Affiliate of Barclays, (ii) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time it entered into a Cash Management Document with such Person), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith or (iii) with any other financial institution approved by the Administrative Agent.

“Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by a Cash Management Counterparty.

“Cash Management Obligation” means, as applied to any Loan Party, any direct or indirect liability, contingent or otherwise, of such Person pursuant to a Cash Management Document.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)                                 (i) for any reason whatsoever the Parent Company shall cease to own, directly or indirectly, 100% of the Equity Interests of Holdings or (ii) for any reason whatsoever Holdings shall cease to own directly 100% of the Equity Interests of the Borrower;

(b)                                 at any time prior to a Qualifying IPO and for any reason whatsoever, (i) the Sillerman Entities shall cease to own, directly or indirectly, at least 40% of the Equity Interests of the Parent Company having the power, directly or indirectly, to designate a majority of the board of directors of the Parent Company or (ii) for any reason whatsoever any “person” or “group”(within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) other than the Sillerman Entities shall beneficially own a percentage of the then outstanding Equity Interests of the Parent Company having the power, directly or indirectly, to designate a majority of the board of directors of the Parent Company, that is more than the percentage of such Equity Interests owned, directly or indirectly, beneficially by the Sillerman Entities;

(c)                                  at any time after a Qualifying IPO and for any reason whatsoever, (i) the Sillerman Entities shall cease to own, directly or indirectly, at least 30% of the Equity Interests of the Parent Company having the power, directly or indirectly, to designate a majority of the board of directors of the Parent Company or (ii) for any reason whatsoever any “person” or “group”(within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) other than the Sillerman Entities shall beneficially own a percentage of the then outstanding Equity Interests of the Parent Company having the power, directly or indirectly, to designate a majority of the board of directors of the Parent Company, that is more than the percentage of such Equity Interests owned, directly or indirectly, beneficially by the Sillerman Entities; or

(d)                                 the majority of the seats (other than vacant seats) on the board of directors of the Parent Company cease to be occupied by persons who either (i) were members of the board of directors of the Parent Company on the Closing Date or (ii) were nominated for election by the board of directors of the Parent Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.02.

“Code” means the Internal Revenue Code of 1986, as amended and any successor statute.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Collateral Agent” has the meaning specified in the Guarantee and Collateral Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Connection Income Taxes” means Connection Taxes that are imposed on or measured by net income (however determined) or that are franchise Taxes or branch profits Taxes.

“Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document pursuant to Section 2.22(b)).

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the Consolidated Interest Expense of such Person for such period less the sum of, in each case to the extent included in the definition of “Consolidated Interest Expense”, (a) the amortized amount of debt discount and debt issuance costs (including, without limitation, amortization of financing fees and expenses paid in connection with the transactions contemplated by the Loan Documents), (b) charges relating to write-ups or write-downs in the book or carrying value of existing Consolidated Total Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets of such Person at such date other than cash and Cash Equivalents of such Person.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person; provided, that “Consolidated Current Liabilities” shall exclude the current portion of the principal amount of the Term Loans then outstanding.

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) interest expense, (b) provision for taxes based on income, (c) depreciation expense, (d) amortization expense, (e) unusual or non-recurring charges, expenses or losses in an aggregate amount not to exceed $2,000,000 since the Closing Date, (f) other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period, but including, for the avoidance of doubt, non-cash compensation or other expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights), (g) any fees, costs or expenses incurred in connection with Permitted Acquisitions (whether consummated or not); provided, that for any fees, costs or expenses incurred in connection with the Permitted Acquisition of BEATPORT, LLC, such fees, costs and expenses shall be limited to an aggregate amount not to exceed $1,000,000 and (h) any fees, costs or expenses incurred in connection with the Regas Litigation in an aggregate amount not to exceed $1,800,000, minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) unusual or non-recurring gains and non-cash income, (ii) any other non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period) and (iii) any gains realized from the disposition of property outside of the ordinary course of business, all as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any Person for any period, total Consolidated Cash Interest Expense (including that attributable to Capitalized Leases) with respect to all outstanding Indebtedness of such Person (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent that such net costs are allocable to such period).

“Consolidated Net Income” means, for any Person for any period, the Consolidated net income (or loss) of such Person; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of the IDT Entities and any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest or that is accounted for by the equity method of accounting, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt” means, with respect to any Person for any period, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of such Person (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) on a Consolidated basis on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract of any Loan Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution reasonably approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary reasonably approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 5.14 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares or units of each class of Equity Interests of such Person authorized, the number outstanding and the number and percentage of such outstanding shares or units for each such class owned, directly or indirectly, by any Loan Party or any Affiliate of any Loan Party or any Subsidiary of any of them.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a)                                 Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(b)                                 pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(c)                                  Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(g) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings, in each case, with respect to judgments or proceedings (i) that are being contested in good faith by appropriate proceedings diligently conducted and (ii) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(d)                                 easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(e)                                  Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(f)                                   the title and interest of a lessor or sublessor (including under precautionary UCC filings) in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(g)                                  Liens of a collection bank arising under Section 4-210 or 4-208 of the UCC on items in the course of collection; and

(h)                                 Liens arising out of conditional sale, installment sale or similar arrangements for the sale or purchase by Holdings and its Subsidiaries of goods through third parties in the ordinary course of business.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to outstanding principal, the applicable interest rate plus 2.00% per annum; provided, that with respect to a Eurodollar Rate Term Loan, the determination of the applicable interest rate is subject to Section 2.07(e) to the extent that Eurodollar Rate Term Loans may not be converted to, or continued as, Eurodollar Rate Term Loans, pursuant thereto and (b) with respect to any other amount (including overdue interest), the interest rate applicable to Base Rate Term Loans plus 2.00% per annum.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date hereunder; provided, that if such Equity Interests are issued in the ordinary course of business consistent with past practices for the benefit of employees of Holdings or any of its Subsidiaries or to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because such Equity Interests may be required to be repurchased by Holdings or any of its Subsidiaries as a result of such employee’s termination, death or disability.

“Disqualified Institution” means any Person listed on Schedule 1.01A and any other Person identified by name in writing to the Administrative Agent and the Lenders after the Closing Date to the extent such Person is or becomes a competitor or is or becomes an affiliate of a competitor of the Parent Company or its Subsidiaries, which designations shall become effective five Business Days after (x) the written consent of the Administrative Agent (not to be unreasonably withheld or delayed) and (y) delivery of each such written supplement to the Administrative Agent and the Lenders, after which such supplement shall promptly be posted to the Platform, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans; provided that a competitor or an affiliate of a competitor shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor or affiliate thereof, as applicable, and for which no personnel involved with the investment of such competitor or affiliate thereof, as applicable, (i) makes any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Parent Company or any entity that forms a part of the Parent Company’s business (including its Subsidiaries).

“Documentation Agent” means Jefferies Group LLC.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary of the Borrower that is a U.S. Person.

“Eligible Assignee” means any Person that is (a) a Lender, an Affiliate of a Lender, or an Approved Fund or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, that in no event shall “Eligible Assignee” include (i) Holdings or any of its Affiliates or Subsidiaries, (ii) a natural person or (iii) a Disqualified Institution.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any successor statute.

“ERISA Affiliate” means any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a Reportable Event with respect to a Title IV Plan, (b) the incurrence by any ERISA Affiliate of liability with respect to the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the incurrence by any ERISA Affiliate of liability with respect to the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the receipt by any ERISA Affiliate of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to satisfy the statutory minimum funding standard (within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA) applicable to any Title IV Plan or Multiemployer Plan (or any waiver of such standard),

(h) the imposition of a lien in respect of any Benefit Plan under the Code or ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder, (j) the imposition upon any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA and (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan.

“Eurodollar Rate” means:

(a)                                 for any Interest Period as to any Eurodollar Rate Term Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) (the “BBA Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the BBA Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the offered quotation rate to first class banks in the London interbank market by Barclays for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Term Loan of Barclays, in its capacity as a Lender (or, if it is not a Lender of such Term Loan, in such amount determined by the Administrative Agent) for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; and

(b)                                 when used with respect to clause (c) of the definition of “Base Rate” only, as of any date of determination, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the BBA Rate for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to such date, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the BBA Rate for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the offered quotation rate to first class banks in the London interbank market by Barclays for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Base Rate Term Loan of Barclays, in its capacity as a Lender (or, if it is not a Lender of such Term Loan, in such amount determined by the Administrative Agent) for which such rate is then being determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to such date for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date; provided, that if such date is not a Business Day, the rate under this clause (b) for such date shall be the rate determined in accordance with this clause (b) for the immediately preceding Business Day.

“Eurodollar Rate Borrowing” means, as to the Borrowing, the Eurodollar Rate Term Loans comprising the Borrowing.

“Eurodollar Rate Term Loan” means a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Term Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any Excess Cash Flow Period, (a) Consolidated EBITDA of Holdings and its Subsidiaries for such period, minus (b) without duplication, (i) any scheduled or other mandatory cash principal payment made by any Loan Party during such period on any Capitalized Lease or other Indebtedness, in each case, to the extent permitted by this Agreement (but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof), (ii) any Capital Expenditure made by such Person during such period to the extent permitted by this Agreement, excluding any such Capital Expenditure to the extent financed through the incurrence of Capitalized Leases or any long-term Indebtedness other than the Obligations and any Capitalized Leases, (iii) the Consolidated Cash Interest Expense of such Person actually paid in cash for such period, (iv) any cash losses from extraordinary items, (v) any cash payment made during such period to satisfy obligations for United States federal income taxes or other taxes measured by net income, (vi) any increase in the Working Capital of Holdings and its Subsidiaries during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period), (vii) fees, expenses or charges related to the transaction contemplated by this Agreement and the Transactions and (viii) to the extent such payment increases Consolidated EBITDA, any payment made to any Loan Party pursuant to the IDT Intercompany Note plus (c) without duplication, (i) to the extent included in the calculation of Consolidated EBITDA pursuant to the definition thereof, any provision for United States federal income taxes or other taxes measured by net income and (ii) any decrease in the Working Capital of Holdings and its Subsidiaries during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof).

“Excess Cash Flow Period” means the 12 month period ending December 31, 2013.

“Excluded Capital Expenditures” means all capital expenditures:

(i)                                     made to restore, replace, develop, maintain, improve, upgrade or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu of) or damage recovery proceeds or other settlements relating to any such damage, loss, destruction or condemnation;

(ii)                                  made by the Borrower or any of its respective Subsidiaries as a tenant in leasehold improvements, to the extent reimbursed by the landlords;

(iii)                               financed with any Reinvestment Deferred Amount; or

(iv)                              made as payment of the consideration for any Investment permitted by Sections 6.03(c) or (f) (including any property, plant and equipment obtained as a part thereof).

“Excluded Subsidiary” means (i) any Foreign Subsidiary of the Borrower and (ii) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary of the Borrower; provided, that no such Subsidiary shall be an “Excluded Subsidiary” if such Subsidiary has entered into any Guarantee with respect to which, such Subsidiary has granted a security interest in any of its property to secure, or more than 66% of the Voting Stock of such Subsidiary was pledged to secure, directly or indirectly, any Indebtedness (other than the Obligations) of any Loan Party.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Connection Taxes, (b) U.S. Federal Income Taxes imposed on or with respect to a Recipient pursuant to a Law in effect on the date on which (i) such Recipient acquires its applicable ownership interest in a Term Loan, or where such Recipient is a partnership for U.S. federal Tax purposes (or a partner thereof), pursuant to a Law in effect on the later of the date on which such Recipient acquires its applicable ownership interest in a Term Loan or the date on which the affected partner becomes a partner of such Recipient (in each case, other than a Recipient acquiring its applicable ownership interest pursuant to Section 2.22(b)) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such U.S. Federal Income Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a Recipient with respect to its applicable ownership interest in a Term Loan or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means the chairman, president, chief executive officer or equivalent officer of the Parent Company.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereafter or official interpretations thereof and any aggrements entered into with a Governmental Authority pursuant thereto.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Person acting as the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financial Statement” means each financial statement delivered pursuant to Section 4.01(i) or 5.01.

“First-Tier Excluded Subsidiary” means any Excluded Subsidiary that is a Foreign Subsidiary and is owned directly by (a) the Borrower or (b) a Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary.

“Fiscal Quarter” means each three fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means each twelve-month period ending on December 31.

“Flood Insurance” means, for any real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.

“Foreign Subsidiary” means any Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means any nation or government, or state or political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members” means, collectively, Holdings, the Borrower, the other Loan Parties, and each of their respective Subsidiaries.

“Group Members’ Accountants” means Ernst & Young LLP or other nationally recognized independent registered certified public accountants reasonably acceptable to the Administrative Agent.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means a guarantee and collateral agreement, in substantially the form of Exhibit G, among the Collateral Agent, Holdings, the Borrower and the Subsidiary Guarantors from time to time party thereto.

“Guarantor” has the meaning assigned thereto in the Guarantee and Collateral Agreement.

“Guarantor Obligations” means, with respect to any Loan Party, all obligations and liabilities of such Loan Party which may arise under or in connection with the Guarantee and Collateral Agreement (including, without limitation, with respect to the Secured Obligations under Section 2 thereof) or any other Security Document to which such Loan Party is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Administrative Agent or to the other Secured Parties that are required to be paid by such Loan Party pursuant to the terms of the Guarantee and Collateral Agreement or any other Security Document).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging and Cash Management Obligations” means the collective reference to all Hedging Obligations and Cash Management Obligations, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Hedging Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of Secured Hedging Agreements provided by a Secured Hedging Counterparty.

“Holdings” has the meaning specified in the preamble of this Agreement.

“IDT” means ID&T Holding B.V.

“IDT Entities” means, collectively, ID&T/SFX North America LLC, ID&T/SFX Q-Dance LLC, ID&T/SFX Sensation LLC, ID&T/SFX Mysteryland LLC and ID&T/SFX TomorrowWorld LLC, each a Delaware limited liability company.

“IDT Intercompany Note” means the Unsecured Promissory Note dated as of March 15, 2013 by the IDT Entities in favor of the Borrower in an original principal amount of $15,000,000.

“IDT Joint Venture” means ID&T/SFX North America LLC, a Delaware limited liability company, a joint venture to be operated pursuant to the terms of a joint venture agreement or similar agreement substantially reasonably satisfactory to the Administrative Agent on the terms set forth in the IDT JV Agreement or as may otherwise be reasonably agreed by the Administrative Agent.

“IDT Joint Venture Transaction” means the formation of the IDT Joint Venture pursuant to the IDT JV Agreement and the draw by the IDT Joint Venture of $7,500,000 under the IDT Intercompany Note on the Closing Date.

“IDT JV Agreement” means that certain JV Agreement by and among the Parent Company, IDT and Robert F.X. Sillerman, dated as of October 26, 2012 as amended March 14, 2013.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)                                  net obligations of such Person under any Hedging Agreement;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Attributable Indebtedness;

(g)                                  all obligations of such Person in respect of Disqualified Equity Interests; and

(h)                                 all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date.  The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Instrument” has the meaning given to such term in the UCC.

“Intellectual Property” means all worldwide rights, title and interests in or relating to all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses and other similar proprietary rights arising under any Law, and all IP Ancillary Rights relating thereto.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which, when in writing, shall be substantially in the form of Exhibit D.

“Interest Payment Date” means (a) as to any Base Rate Term Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) as to any Eurodollar Rate Term Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means, as to any Eurodollar Rate Term Loan or Borrowing, the period commencing on the date of such Term Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if agreed to by all the Lenders, nine or twelve months) thereafter, as specified in the Borrowing Request or Interest Election Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date.  For purposes hereof, the date of a Term Loan or Borrowing initially shall be the date on which such Term Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Term Loan or Borrowing.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to internet domain names and all registrations therefor.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IP Ancillary Rights” means, with respect to any Intellectual Property and other similar proprietary rights, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, and all other intellectual property rights, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.

“Key Man Date” means the date that is the earlier of (a) the date it is announced that Robert F.X. Sillerman will no longer be an Executive Officer or (b) the date Robert F.X. Sillerman no longer serves, or is incapable of serving, as an Executive Officer.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, laws (including common law) treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lenders” means the Persons listed on the signature pages hereto as lenders and any other Person that shall have become party hereto pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption), and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, includes a Person serving as an Agent hereunder in its individual capacity if such Agent also is a Lender hereunder.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (a) this Agreement, the Security Documents, the Term Notes and each document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing or the Obligations (including any fee letters executed prior to the Closing Date) and (b) the Sillerman Guarantee.

“Loan Party” means Holdings, the Borrower, each Subsidiary Guarantor and each of their Subsidiaries that executes and delivers a Loan Document.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Group Members taken as a whole or (b) a material adverse effect on (i) the ability of the Borrower to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party, (iii) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Lender under any Loan Documents or (iv) the perfection or priority of any Lien granted to the Lenders or to Administrative Agent for the benefit of the Secured Parties under any of the Security Documents.

“Maturity Date” means the earlier of (a) September 15, 2014 or, if each of a Qualifying IPO Prepayment Event and a Qualifying IPO Contribution Event occurs, March 13, 2015 and (b) the date on which the Term Loans are declared or become due and payable pursuant to the terms hereof; provided, that if such date is not a Business Day, the Maturity Date shall be the next Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a security interest over real property in favor of the Administrative Agent as security for the Secured Obligations.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of real property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports, appraisals required to comply with FIRREA and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of real property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to such Liens as the Administrative Agent may approve.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program

“Net Cash Proceeds” means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid to non-Affiliates or to Affiliates if payable on terms and conditions as favorable to the applicable Group Member as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party in connection therewith, (ii) taxes paid, accrued or reasonably estimated to be payable, (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto, and (iv) any payments to be made by the applicable Group Member as agreed between such Group Member and the purchaser of any assets subject to a Sale substantially contemporaneously with the consummation of such Sale in accordance with the agreements, documents and instruments executed in connection with such Sale, or (b) (i) any incurrence of Indebtedness or (ii) any Qualified Equity Issuance, in each case, net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses (including reasonable legal fees and expenses), in each case incurred in connection with such transaction; provided, that any such proceeds received by any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein and to the extent cash is actually received in connection therewith.

“Nightlife Acquisition” means the acquisition by the Parent of substantially all of the assets of Nightlife Holdings LLC, MMG Nightlife LLC, US Nightlife Management LLC and Punta Cana Venue LLC (collectively, the “Nightlife Entities”) pursuant to that certain Asset Contribution Agreement by and among the Parent Company, SFX-Nightlife Operating LLC, the Nightlife Entities and the other parties party thereto.

“Nightlife Note” means the Secured Promissory Note dated December 31, 2012 from the Parent Company to Nightlife Holdings LLC in an aggregate principal amount of $8,491,200, issued in connection with the Nightlife Acquisition.

“Non-Consenting Lender” means any Lender that does not approve any amendment, waiver or consent that (a) requires the approval of all affected Lenders or all Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any other Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” has the meaning assigned to such term in Section 3.18(b).

“Organizational Documents” means (a) as to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization, including, without limitation, the IDT JV Agreement, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Connection Taxes imposed with respect to any assignment or participation of a Term Loan (other than an assignment made pursuant to Section 2.22) treating the assignee and assignor with respect to any assignment, and the participating Lender and Participant with respect to any participation, as the Recipient for purposes of the definition of “Connection Taxes”.

“Parent Company” means SFX Entertainment, Inc., a Delaware corporation.

“Participant” has the meaning assigned to such term in Section 9.04(d).

“Participant Register” has the meaning assigned to such term in Section 9.04(d).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to letters patent and applications therefor.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Perfection Certificate” means a perfection certificate executed by the Loan Parties, substantially in the form of Exhibit J.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiary Guarantors, whether by purchase, merger or otherwise, of all or substantially all of the assets of or any business line, unit, division or any operating stores of, any Person of some or all of the outstanding Equity Interests of any Person (but in any event including any Investment in a Subsidiary which serves to increase the Borrower’s or any Subsidiary Guarantor’s respective equity ownership in such Subsidiary), or any acquisition of or Investment in any joint venture (whether or not controlling); provided, that:

(a)                                 the Borrower shall have furnished to the Administrative Agent at least ten Business Days prior to the consummation thereof (or such shorter period as reasonably agreed by the Administrative Agent) (i) if available, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such acquisition) and, at the request of the Administrative Agent, such other information and documents related to such acquisition that the Administrative Agent may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of Holdings and its Subsidiaries after giving effect to the consummation of such Permitted Acquisition and any incurrence of Term Loans on a Pro Forma Basis and (iii) copies of such other agreements, instruments and other documents (including, without limitation, the Loan Documents required by Section 5.14) as the Administrative Agent reasonably shall request;

(b)                                 on the date of execution of the purchase agreement in respect of such acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(c)                                  the Borrower shall take or cause to be taken with respect to the acquisition of any new Subsidiary of the Borrower, each of the actions required to be taken under Section 5.14, as applicable;

(d)                                 the target company shall be, or shall be engaged in, Permitted Business Activities;

(e)                                  the aggregate amount of Investments consisting of Permitted Acquisitions by Loan Parties of a minority of the outstanding Equity Interests of any Person shall (i) not exceed $5,000,000 at any time outstanding and (ii) be entered into with the intent of increasing such Loan Party’s equity ownership in such Person to a majority of the outstanding Equity Interests of such Person within one year thereof (or such longer period as may be agreed to by the Administrative Agent in its sole discretion);

(f)                                   the Borrower shall have furnished to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating compliance with the requirements of clauses (a) through (e) above; and

(g)                                  deliver to the Administrative Agent an audited balance sheet, statement of income or operations, shareholders’ equity and cash flows of such Person for such periods as are reasonably requested by the Administrative Agent, without qualification as to the scope of the audit or as to going concern and without any other similar qualification.

“Permitted Business Activities” means the business, operations or other activities carried on by the Group Members (whether directly, through a joint venture or otherwise) at the date hereof related to the electronic dance music industry, including, without limitation, music and nightclub venues, festivals, promoters and related businesses, ticketing, content sales, media sales, content subscriptions, talent management, sponsorship sales, advertising and any business or other activities conducted by the Group Members that is similar, reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion thereof.

“Permitted Indebtedness” means any Indebtedness of any Loan Party permitted by Section 6.01.

“Permitted Investment” means any Investment of any Loan Party permitted by Section 6.03.

“Permitted Lien” means any (a) Customary Permitted Lien and (b) other Liens on or with respect to the property of any Loan Party that is not prohibited by Section 6.02 or any other provision of any Loan Document to which a Loan Party is a party.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned to such term in Section 5.02.

“Prepayment Notice” means a notice by the Borrower to prepay Term Loans, which, when in writing, shall be substantially in the form of Exhibit E.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with (x)

Regulation S-X of the Securities Act of 1933 and (y) such other adjustments relating to such Pro Forma Transaction and reflective of actual or reasonably anticipated and factually supportable synergies and cost savings expected to be realized or achieved in the twelve months following such Pro Forma Transaction as are reasonably acceptable to the Required Lenders.

“Pro Forma Transaction” means any transaction consummated as part of any Investment, any Sale of assets or Property by a Group Member to the extent permitted hereunder, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.

“Projections” means the forecasts, in form reasonably acceptable to the Administrative Agent, of the financial performance of the Group Members after giving effect to the Closing Date, prepared on an annual basis through the 2015 Fiscal Year.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests and Intellectual Property.

“Property Loss Event” means, with respect to any Property, any loss of or damage to such Property or any taking of such Property or condemnation thereof.

“Public Lender” has the meaning assigned to such term in Section 5.02.

“Public Lender Information” has the meaning assigned to such term in Section 5.02.

“Qualified Equity Issuance” means any issuance by Holdings of its Equity Interests (other than Disqualified Equity Interests), the Net Cash Proceeds of which are contributed to the Borrower.

“Qualifying IPO” means the issuance and sale by the Parent Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) pursuant to which Net Cash Proceeds of at least $100,000,000 are received by or contributed to the Parent Company.

“Qualifying IPO Contribution Event” means the contribution by the Parent Company of at least $50,000,000 of the Net Cash Proceeds of a Qualifying IPO to the Borrower substantially simultaneously with such Qualifying IPO.

“Qualifying IPO Prepayment Event” means an optional prepayment by the Borrower pursuant to Section 2.08 with the Net Cash Proceeds of a Qualifying IPO in an amount equal to 50% of the then outstanding Borrowings.

“Real Property” has the meaning assigned to such term in Section 3.13.

“Recipient” means (a) the Administrative Agent and (b) any Lender (and, in the case of a Lender that is classified as a partnership for U.S. federal tax purposes, a Person treated as a beneficial owner thereof for U.S. federal tax purposes).

“Regas Litigation” means the lawsuit filed on December 10, 2010, entitled Christou, et al. v. Beatport, LLC, et al., Civil Action No. 1:10-cv-02912-RBJ-KMT (D. Colo.).

“Register” has the meaning assigned to such term in Section 9.04(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 2.09(d) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Sale or Property Loss Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary Guarantor) intends and expects to use all or a specified portion of the Net Cash Proceeds of the Sale or Property Loss Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in a Loan Party’s businesses.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event, or, if within such 180 day period the Borrower or a Subsidiary has entered into an agreement in definitive form to apply any such Net Cash Proceeds to a Reinvestment Event, then such period shall be extended, solely for purposes of applying such Net Cash Proceeds pursuant to such agreement, for a period of 90 days and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s or its Subsidiary Guarantor’s businesses with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Obligations” has the meaning assigned to such term in Section 8.12.

“Related Parties” means, as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the indoor or outdoor environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding, in the aggregate, more than 50% of the outstanding principal amount of the Term Loans.

“Responsible Officer” means (a) the chief executive officer, president, executive vice president or a Financial Officer of Holdings or the Borrower, as applicable, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01, any vice president, secretary or assistant secretary of a Loan Party and (c) solely for purposes of the Borrowing Request, prepayment notices, any other officer or employee of the Borrower so designated from time to time by one of the foregoing officers in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance reasonably satisfactory to the Administrative Agent).  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedging Agreement” means any Hedging Agreement that (a) has been entered into by any Loan Party with a Secured Hedging Counterparty and (b) in the case of a Hedging Agreement not entered into with or provided or arranged by Barclays or an Affiliate of Barclays, is expressly identified as being a “Secured Hedging Agreement” hereunder in a joint notice from such Loan Party and such Person delivered to the Administrative Agent reasonably promptly after the execution of such Hedging Agreement.

“Secured Hedging Counterparty” means (a) a Person who has entered into a Hedging Agreement with a Loan Party if such Hedging Agreement was provided or arranged by Barclays or an Affiliate of Barclays, and any assignee of such Person or (b) a Lender or an Affiliate of a Lender who has entered into a Hedging Agreement with a Loan Party (or a Person who was a Lender or an Affiliate of a Lender at the time it entered into a Hedging Agreement with a Loan Party).

“Secured Obligations” means, collectively, the (i) Obligations, (ii) the Guarantor Obligations and (iii) Hedging and Cash Management Obligations.

“Secured Parties” means the Lenders, the Administrative Agent, any Secured Hedging Counterparty, each other Indemnitee and any other holder of any Secured Obligation (including any Cash Management Obligation) of any Loan Party.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security” has the meaning given to such term in the UCC.

“Security Documents” means the Guarantee and Collateral Agreement, the Mortgages (if any) and all other security documents hereafter delivered to the Administrative Agent purporting to grant a Lien on any Property of any Loan Party to secure the Secured Obligations.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable.  Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Sillerman Entities” means Robert F.X. Sillerman, entities Controlled by Robert F.X. Sillerman (including investment partnerships), Sheldon Finkel, Howard Tytel, Richard Rosenstein, Chris Stephenson and Prem Akkaraju.

“Sillerman Guarantee” means the Guarantee Agreement, dated as of the Closing Date, by Robert F.X. Sillerman in favor of the Collateral Agent.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is a “Guarantor” under the Guarantee and Collateral Agreement.

“Syndication Agent” means UBS Securities LLC.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Return” has the meaning specified in Section 3.07.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, as to any Lender, the commitment of such Lender, if any, to make Term Loans hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Term Commitments”.  The aggregate Term Commitments shall be $49,500,000.

“Term Facility” means the Term Commitments and the Term Loans made hereunder.

“Term Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01.

“Term Note” means a promissory note of the Borrower evidencing a Term Loan made or held by a Lender, substantially in the form of Exhibit C.

“Termination Value” means, as to any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Title IV Plan” means a pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 or 303 of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Date” has the meaning assigned to such term in Section 9.04(b)(i).

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Law in or relating to trade secrets.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law, including common law, in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Transactions” means, collectively, (a) the execution and delivery of this Agreement and the Loan Documents and the incurrence of Indebtedness hereunder and (b) the payment of all fees, costs and expenses related thereto.

“Type”, when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“United States” and “U.S.” mean the United States of America.

“U.S. Federal Income Taxes” means any U.S. federal Taxes described in Section 871(a) or 881(a) of the Code, or any successor provision (or any withholding with respect to such Taxes).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(f).

“Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital” means, for any Person at any date, its Consolidated Current Assets at such date minus its Consolidated Current Liabilities at such date.

SECTION 1.02  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03  Accounting Terms; Changes in GAAP.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP.  Financial statements and other information required to be delivered by Holdings to the Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.02).  No change in GAAP or in the application thereof adopted by Holdings, as the case may be, shall be given effect if such change would affect a calculation of the financial covenants set forth in Section 6.16 (or any component definitions used therein) or that measures compliance with any of the provisions in Article VI, unless Holdings, the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, compliance certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of the financial covenants set forth in Section 6.16 and all computations of amounts shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Group Member at “fair value.”

ARTICLE II

TERM COMMITMENTS

SECTION 2.01  Term Commitments.  Subject to the terms and conditions set forth herein, each Lender severally and not jointly agrees to make Term Loans to the Borrower on the Closing Date, in an aggregate principal amount not to exceed its Term Commitment.  Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.  Term Loans may be Base Rate Term Loans or Eurodollar Rate Term Loans, as further provided herein.  To the extent not utilized, the Term Commitments shall automatically terminate at 5:00 p.m. (New York City time) on the Closing Date and each Lender shall have no further obligation to make Term Loans.

SECTION 2.02  Term Loans and Borrowing.

(a)                                 Borrowing.  The Borrowing shall consist of Term Loans made by the Lenders on the Closing Date, ratably in accordance with their respective Term Commitments.

(b)                                 Type of Term Loans.  Subject to Section 2.20, the Borrowing shall be comprised entirely of Base Rate Term Loans or Eurodollar Rate Term Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Rate Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Rate Term Loan in accordance with the terms of this Agreement; provided, further, that any such branch or Affiliate shall be treated, for all purposes of this Agreement, in the same manner as the Lender (in the case of a branch), or in the same manner as an Eligible Assignee pursuant to Section 9.04(b) (in the case of an Affiliate), in respect of its making such Eurodollar Rate Term Loan (and, in each case, shall be entitled to all indemnities and similar provisions, and shall be subject to the limitations and requirements of such indemnities and similar provisions).

(c)                                  Minimum Amounts; Limitation on Number of Eurodollar Rate Borrowings.  Each Eurodollar Rate Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $100,000; provided, that there shall not be more than a total of five Eurodollar Rate Borrowings outstanding at any time.

SECTION 2.03  Borrowing Request.

(a)                                 Notice by the Borrower.  The Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent.  Such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (i) in the case of a Eurodollar Rate Borrowing, three Business Days prior to the date of the requested Borrowing or (ii) in the case of a Base Rate Borrowing, one Business Day prior to the date of the requested Borrowing.

(b)                                 Content of Borrowing Request.  The Borrowing Request pursuant to this Section shall specify and attach the following information or documents in compliance with Section 2.02: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether such Borrowing is to be a Base Rate Borrowing or Eurodollar Rate Borrowing; (iv) in the case of a Eurodollar Rate Borrowing, the Interest Period therefor; and (v) the location and number of the Borrower’s account to which funds are to be disbursed.

(c)                                  Notice by Administrative Agent to Lenders.  Promptly following receipt of the Borrowing Request, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

(d)                                 Failure to Elect.  If no election as to the Type of a Borrowing is specified in the Borrowing Request, then the requested Borrowing shall be a Base Rate Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04  [Reserved].

SECTION 2.05  [Reserved].

SECTION 2.06  Funding of Borrowing.

(a)                                 Funding by Lenders.  Each Lender shall make the amount of the Borrowing to be made by it hereunder available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon (New York City time) on the Closing Date.  The Administrative Agent will make all such funds so received available to the Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the Borrowing Request.

(b)                                 Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender, prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section and may (but shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent immediately on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Term Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in the Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07  Interest Elections.

(a)                                 Elections by the Borrower for Borrowings.  The Term Loans comprising the Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Rate Borrowing, shall have the Interest Period specified in the Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Rate Borrowing, may elect the Interest Period therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 Notice of Elections.  Each such election pursuant to this Section shall be made upon the Borrower’s irrevocable notice to the Administrative Agent.  Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than the time that the Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c)                                  Content of Interest Election Requests.  Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be a Base Rate Borrowing or Eurodollar Rate Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period therefor after giving effect to such election.

(d)                                 Notice by Administrative Agent to Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and such Lender’s portion of each resulting Borrowing.

(e)                                  Failure to Elect; Events of Default.  If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, then, unless such Eurodollar Rate Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Eurodollar Rate Borrowing shall automatically be converted to a Base Rate Borrowing at the end of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall automatically be converted to a Base Rate Borrowing at the end of the Interest Period therefor.

SECTION 2.08  Optional Prepayments.  (a)  The Borrower may, upon notice to the Administrative Agent, at any time and from time to time prepay the Term Loans, in whole or in part without premium or penalty, subject to the requirements of this Section.

(b)                                 Notices.  Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent (i) in the case of prepayment of a Eurodollar Rate Borrowing, not later than 11:00 a.m. (New York City time) three Business Days before the date of prepayment and (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m. (New York City time) one Business Day before the date of prepayment.  Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each Prepayment Notice shall be irrevocable; provided, that the Borrower may revoke a Prepayment Notice if such Prepayment Notice is in connection with a refinancing of the Term Loan Facility and such refinancing is not consummated on the scheduled date of prepayment.

(c)                                  Amounts; Application.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of outstanding Term Loans pursuant to this Section shall be applied to the payment of principal.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12, together with any additional amounts required pursuant to Section 2.17.

SECTION 2.09  Mandatory Prepayments.

(a)                                 Key Man Event.  Subject to Section 2.09(e), within 60 days of the Key Man Date, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to 30% of the outstanding Term Loans.  Any such prepayment shall be accompanied by accrued interest to the extent required by Section 2.12, together with any additional amounts required pursuant to Section 2.17.

(b)                                 Excess Cash Flow.  Subject to Section 2.09(e), the Borrower shall pay or cause to be paid to the Administrative Agent, on the date which is five days after the earlier of (A) the date on which the annual Financial Statements of Holdings are delivered to the Administrative Agent and Lenders for the immediately preceding Fiscal Year, or (B) 95 days after the end of Holdings’ Fiscal Year, in each case, for the Excess Cash Flow Period, an amount equal to 75% multiplied by the Excess Cash Flow for such Fiscal Year.

(c)                                  Debt Issuances.  Subject to Section 2.09(e), within one Business Day of receipt on or after the Closing Date by any Group Member of Net Cash Proceeds arising from the incurrence by any Group Member of Indebtedness (other than any such Indebtedness permitted hereunder in reliance upon Section 6.01), the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds.

(d)                                 Sales and Property Loss Events.  Subject to Section 2.09(e), unless a Reinvestment Notice shall be delivered in respect thereof, within one Business Day of receipt on or after the Closing Date by any Group Member of Net Cash Proceeds arising from (i) any Sales of its own Equity Interests and Sales of property other than Sales of property permitted hereunder in reliance upon Section 6.04 (except as expressly set forth in Section 6.04(d) and (f)), to the extent resulting in the receipt of Net Cash Proceeds in excess of $500,000 for such Sale or in excess of $1,500,000 for all such Sales in the aggregate or (ii) any Property Loss Event with respect to any property of any Group Member, to the extent resulting in the receipt of Net Cash Proceeds in excess of $750,000 for such Property Loss Event or in excess of $2,000,000 for all such Property Loss Events in the aggregate, in each case of the foregoing clauses (i) and (ii), the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds; provided, that notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

(e)                                  Application of Payments.  Any payments made to the Administrative Agent pursuant to this Section 2.09 shall be applied to the Obligations in accordance with Section 2.15(f).

SECTION 2.10  [Reserved].

SECTION 2.11  Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of all Term Loans outstanding on the Maturity Date.

SECTION 2.12  Interest.

(a)                                 Interest Rates.  Subject to paragraph (b) of this Section, (i) each Base Rate Term Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Term Loans and (ii) each Eurodollar Rate Term Loan shall bear interest at a rate per annum equal to the Adjusted Eurodollar Rate for the Interest Period therefor plus the Applicable Rate for Eurodollar Rate Term Loans.

(b)                                 Default Interest.  Upon the occurrence and during the continuance of any Event of Default, the outstanding Term Loans shall automatically bear interest at a rate per annum equal to the applicable Default Rate.

(c)                                  Payment Dates.  Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided, that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable from time to time on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(d)                                 Interest Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13  Fees.

(a)                                 Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent for its own account the fees payable in the amounts and at the times agreed to in that certain Agency Fee Letter, dated as of March 14, 2013, between the Borrower and the Administrative Agent.

(b)                                 Fee Computation.  All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

SECTION 2.14  Evidence of Debt.  (a)  Maintenance of Records.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender.  The Administrative Agent shall maintain the Register in accordance with Section 9.04(c).  The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein.  Any failure by any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents to which it is a party.  In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(b)                                 Term Notes.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall prepare, execute and deliver to such Lender a Term Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form specified herein, which shall evidence such Lender’s Term Loans in addition to such records.

SECTION 2.15  Payments Generally; Several Obligations of Lenders.  (a) Payments by the Borrower.  All payments to be made by the Borrower hereunder and the other Loan Documents to which it is a party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 12:00 noon (New York City time) on the date specified herein.  All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue.  The Administrative Agent will promptly distribute to each Lender its ratable share of such payment in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein); provided, that the provisions of this sentence shall not be construed to apply to any payment made pursuant to Section 2.23, or obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.  If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.  Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.

(b)                                 Application of Insufficient Payments.  Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, to pay interest and fees then due hereunder, and second, to pay principal due hereunder, in each case, ratably among the parties entitled thereto in accordance with the amounts of principal, interest and fees, as applicable, then due to such parties.

(c)                                  Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent immediately on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A certificate of the Administrative Agent submitted to any Lender or the Borrower with respect to any amounts owing under this paragraph (c) shall be presumptively correct in the absence of manifest error.

(d)                                 Deductions by Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.16 or 8.06, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(e)                                  Several Obligations of Lenders.  The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 8.06 are several and not joint.

(f)                                   Application of Mandatory Prepayments. Subject to the provisions of Section 7.02, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.09 shall be applied to pay any Obligations then due and payable.

SECTION 2.16  Sharing of Payments.  If any Lender shall obtain on account of the principal of or interest on any of its Term Loans any payment (whether voluntary, involuntary or through the exercise of any right of setoff or otherwise) in excess of its ratable share thereof (or other share contemplated hereunder), then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in such Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loans or such participations, as the case may be, ratably with each of such other Lenders; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for any assignment or participation pursuant to Section 9.04.  The Borrower consents to the foregoing and agrees that any Lender acquiring a participation pursuant to this Section may, to the fullest extent permitted by applicable Law, exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive absent manifest error) of participations purchased under this Section and will in each case notify the applicable Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.17  Compensation for Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly (but in any event within ten days) after such demand compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (a) any continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Term Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Eurodollar Rate Term Loan on the date or in the amount notified by the Borrower; or (c) any assignment of such Lender’s Eurodollar Rate Term Loans pursuant to Section 2.22(b) on a day other than the last day of the Interest Period therefor, including, in each case, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained; provided, that for the avoidance of doubt, the Borrower shall not be obligated to compensate any Lender under this Section for any loss of anticipated profits in respect of any of the foregoing.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each Eurodollar Rate Term Loan made by it at the Eurodollar Rate (excluding the impact of the last sentence of the “Adjusted Eurodollar Rate” definition) for such Term Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Term Loan was in fact so funded.  Without limiting the foregoing, in connection with each request for compensation by any Lender the Borrower shall also pay such Lender with respect to each affected Eurodollar Rate Term Loan customary administrative fees requested by such Lender.

SECTION 2.18  Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholding applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient (and, with respect to U.S. Federal Income Taxes, if such Recipient is not the Beneficial Owner, the Beneficial Owner) within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or Beneficial Owner or required to be withheld or deducted from a payment to such Recipient or Beneficial Owner or required to be withheld or deducted from a payment to such Recipient or Beneficial Owner and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Any indemnification claim by a Beneficial Owner that is not a Recipient shall be asserted by the applicable Recipient on behalf of such Beneficial Owner.

(d)                                 Indemnification by the Lenders.  Each Lender shall severally indemnify (i) the Administrative Agent, promptly (but in any event within ten days) after demand therefor, for (x) any Indemnified Taxes (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent for any Taxes attributable to such Lender’s failure to comply with Section 9.04(d) relating to the maintenance of a Participant Register and (z) each Loan Party and the Administrative Agent for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or such Loan Party (as applicable) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or any Loan Party (as applicable) shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent or any Loan Party (as applicable) to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or such Loan Party (as applicable) to the Lender from any other source against any amount due to the Administrative Agent or such Loan Party (as applicable) under this paragraph (d).  The agreements in this paragraph (d) shall survive the resignation and/or replacement of the Administrative Agent.

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   Status of Lenders.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything in the preceding two sentences to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B)(I) through (IV) and (ii)(C) of this paragraph (f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Non-U.S. Lender shall, to the extent that it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                                   in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal Income Taxes pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal Income Taxes pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              in the case of a Non-U.S. Lender claiming an exemption from U.S. Federal Income Taxes for income that is effectively connected with a U.S. trade or business, executed originals of IRS Form W-8ECI;

(III)                         in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN;

(IV)                          to the extent that a Non-U.S. Lender is not the Beneficial Owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided, that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more Beneficial Owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such Beneficial Owner; or

(V)                               executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal Income Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental

Authority.  Notwithstanding anything in this paragraph (g) to the contrary, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Treatment of Non-U.S. Partners of Certain Lenders.  If any Indemnified Taxes are required under the Code to be withheld by a Lender that is a “domestic partnership” (within the meaning of Section 7701(a)(30) of the Code) with respect to a Person that is not a U.S. Person and is the direct or indirect beneficial owner of an Equity Interest in such Lender (such Person, a “Non-U.S. Partner”), the amount payable by the applicable Loan Party shall not be increased under paragraph (a) of this Section 2.18, but, if the Indemnified Taxes are U.S. Federal Income Taxes, such Non-U.S. Partner shall be entitled to the benefits of paragraph (c) of this Section 2.18 to the same extent as if such Non-U.S. Partner were a Lender (subject to the requirements and limitations of this Section 2.18, but applying paragraph (f) of this Section 2.18 as if such Lender were the Borrower and such Non-U.S. Partner were a Non-U.S. Lender); provided, that such Non-U.S. Partner agrees to be subject to the provisions of Section 2.22 as if it were a Lender.  Each Lender that is a “domestic partnership” (within the meaning of Section 7701(a)(30) of the Code) agrees, at the Borrower’s expense and request, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to such Lender’s Non-U.S. Partners.

SECTION 2.19  Increased Costs.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes described in clauses (b) through (d) of the definition thereof and (C) Connection Income Taxes) that are imposed on or measured by such Recipient’s loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Rate Term Loan or of maintaining its obligation to make any such Term Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender, any of its applicable lending offices or its holding company regarding capital requirements has or would have the effect of reducing the rate of return on capital for such Lender or its holding company, if any, as a consequence of this Agreement, the Term Commitments of such Lender or the Term Loans made by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or its holding company’s policies with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate promptly (but in any event within ten days) after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.20  Inability to Determine Rates.  If prior to the commencement of the Interest Period for any Eurodollar Rate Borrowing, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period or that that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Term Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Rate Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, a Base Rate Borrowing and (ii) if the Borrowing Request requests a Eurodollar Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.21  Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Term Loans whose interest is determined by reference to the Adjusted Eurodollar Rate, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of such Lender to make or continue Eurodollar Rate Term Loans or to convert Base Rate Term Loans to Eurodollar Rate Term Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Term Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Term Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar

Rate Term Loans of such Lender to Base Rate Term Loans (the interest rate on which Base Rate Term Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Term Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Term Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

SECTION 2.22  Mitigation Obligations; Replacement of Lenders.  (a) Designation of a Different Lending Office.  If at any time (i) any Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (ii) any Lender requests compensation under Section 2.19 or (iii) any Lender gives a notice pursuant to Section 2.21, then such Lender shall, as applicable, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.18 or Section 2.19, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.21, and (B) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If at any time (i) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (ii) any Lender requests compensation under Section 2.19 (and, in each case with respect to clauses (i) and (ii) hereunder, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22(a)) (iii) any Lender gives a notice pursuant to Section 2.21 or (iv) any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender (and such Lender shall be obligated) to assign pursuant to Section 9.04(b) (with the processing and recording fee under Section 9.04(b)(iii) to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Assignees; provided, that:

(A)                               neither the Administrative Agent nor any Lender shall have any obligation to find a replacement assignee;

(B)                               such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13 and Section 2.16) from the applicable assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)                               in the case of any such assignment resulting from payments required to be made pursuant to Section 2.18 or a claim for compensation under Section 2.19, such assignment will result in a reduction in such payments or compensation thereafter or, in the case of any such assignment resulting from a notice pursuant to Section 2.21, such assignment will eliminate the need for such notice;

(D)                               such assignment does not conflict with applicable Law; and

(E)                                in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall be deemed to have consented to the applicable amendment, waiver or consent.

In connection with any such assignment resulting from a Lender becoming a Non-Consenting Lender, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption pursuant to Section 9.04(b) reflecting such assignment within five Business Days of the date on which the applicable assignee executes and delivers such Assignment and Assumption to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Non-Consenting Lender, as applicable, whereupon such assignment shall become effective upon payment to such Lender of all amounts owing to such Lender under clause (B) above (which amounts shall be calculated by the Administrative Agent and shall be conclusive absent manifest error) and compliance with the other applicable requirements pursuant to Section 9.04(b).

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise (including any action taken by such Lender pursuant to paragraph (a) of this Section), the circumstances entitling the Borrower to replace such Lender cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower hereby represents and warrants, on its own behalf and on behalf of each other Group Member, to the Administrative Agent and the Lenders that:

SECTION 3.01  Corporate Existence; Compliance with Law.

Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now conducted, except where the failure to have such power, authority or right could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) is in compliance with its Organizational Documents in all material respects, (e) except to the extent addressed by any other representation and warranty in this Article III, is in compliance with all applicable requirements of Law except where the failure to be in compliance could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (f) subject to Section 3.17 hereof, has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.02  Loan Documents.

(a)                                 Power and Authority.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the Transactions and other transactions contemplated in such Loan Documents (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Equity Interests), (ii) do not (A) contravene such Loan Party’s Organizational Documents, (B) violate any applicable requirement of Law, except where such violation relating to any such performance by a Loan Party could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party (including other Related Documents or Loan Documents to which it is a party) other than those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party and (iii) do not require any Permit from, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents to which it is a party, the filings required to perfect the Liens created by such Loan Documents, (B) those listed on Schedule 3.02 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Administrative Agent, and each of which on the Closing Date will be in full force and effect and (C) where the failure to obtain such Permits or consents, make such filings or give such notices required with respect to such performance by a Loan Party would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Due Execution and Delivery.  From and after its delivery to the Administrative Agent, each Loan Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

SECTION 3.03  Ownership of Group Members.

Set forth on Schedule 3.03 is a complete and accurate list showing, as of the Closing Date, for each Group Member and each joint venture of any of them, its jurisdiction of organization and the number of shares of each class of Equity Interests authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding Equity Interests of each such class owned (directly or indirectly) by Holdings.  All outstanding Equity Interests of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of Holdings, is owned beneficially and of record by a Loan Party (or, in the case of Holdings, by the Parent Company) free and clear of all Liens other than the security interests created by the Loan Documents and Permitted Liens.  Except as set forth in the Organizational Documents of the other Group Member as of the Closing Date, there are no Contractual Obligations or other understandings to which any Group Member or any joint venture of any of them is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Equity Interest of any Group Member or any such joint venture.

SECTION 3.04  Solvency.

Both before and after giving effect to (a) the Term Loans made or issued on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Term Loans in accordance with Section 5.13, (c) the consummation of the Transactions, (d) the consummation of any Permitted Acquisition consummated substantially concurrently as of such date and (e) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties, taken as a whole, are Solvent.

SECTION 3.05  Financial Statements; No Material Adverse Effect.  (a)  Financial Statements.  The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Group Members as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.  The Projections are based upon estimates and assumptions stated therein, all of which Holdings believes to be reasonable and fair in light of conditions and facts known to Holdings as of the Closing Date and reflect the good faith, reasonable and fair estimates by Holdings of the future consolidated financial performance of Holdings and its Subsidiaries and the other information projected therein for the periods set forth therein, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and actual results during the periods covered thereby may differ from the projected results and that such differences may be material.

(b)                                 No Material Adverse Change.  Since December 31, 2012, there has been no event or circumstance that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.06  Litigation.  Except as set forth on Schedule 3.06, there are no pending (or, to the knowledge of any Group Member, threatened in writing) actions, investigations, suits, proceedings, audits, claims, written demands, orders or disputes to which Holdings or any of its Subsidiaries is a party with, by or before any Governmental Authority, other than those that, if adversely determined, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.07  Taxes.  Except as set forth on Schedule 3.07, all federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Group Member have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.  Except as set forth on Schedule 3.07, as of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority except for any such claims being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.  Except as set forth on Schedule 3.07, and except for amounts (i) that are not material or (ii) that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP, each Group Member has withheld from its respective employees for all periods all amounts required to be so withheld in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable requirements of Law and such withholdings have been timely paid to the applicable Governmental Authorities.  No Group Member has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Group Member is the common parent.

SECTION 3.08  Margin Regulations.  No Loan Party is engaged in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

SECTION 3.09  No Burdensome Obligations; No Defaults.  No Group Member is a party to any Contractual Obligation, no Group Member has Organizational Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable requirements of Law, in each case the compliance with which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.10  Investment Company Act.  No Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.

SECTION 3.11  Labor Matters.  There are no strikes, work stoppages, slowdowns or lockouts existing or pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.11, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member, and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member.

SECTION 3.12  ERISA.  Schedule 3.12 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans and (b) all Multiemployer Plans.  Except as would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other requirements of Law so qualifies.  Except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  Except as would not reasonably be expected to have a Material Adverse Effect, on the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

SECTION 3.13  Environmental Matters.  Except as set forth on Schedule 3.13, (a) the operations of each Group Member are in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, individually or in the aggregate, would not have a reasonable likelihood of resulting in a Material Adverse Effect, (b) no Group Member is party to and no Group Member is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened in writing) order, action, investigation, suit, proceeding, audit, claim, written demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, either individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, (c) to the knowledge of any Group Member, no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any real property owned, leased long term, subleased long term or operated long term by any Group Member (as used in this Section, Section 5.04(c), Section 5.12, and Section 6.15, the “Real Property”), except as would not reasonably be expected to have a Material Adverse Effect, (d) no Group Member has caused a Release of Hazardous Materials at, on or from any Real Property and each such Real Property is free of contamination by any Hazardous Materials except for such Release or contamination that would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (e) no Group Member (i) is or has been engaged in operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, either individually or in the aggregate, would have a reasonable likelihood of resulting in a Material Adverse Effect and (f) each Group Member has made available to the Administrative Agent copies of all existing environmental reports, reviews and audits and all material documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

SECTION 3.14  Intellectual Property.  Except as set forth in Schedule 3.14, each Group Member owns or has a valid and continuing right to use all Intellectual Property that is necessary for the operations of its businesses as currently conducted free and clear of all Liens (except Permitted Liens), other than where a failure to own or license any Intellectual Property could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Intellectual Property that is the subject of a registration or an application for registration have been timely paid, and all necessary documents, certificates and filings in connection with the Intellectual Property have been timely filed with the relevant Governmental Authority and internet domain name registrar(s) for the purpose of maintaining such Intellectual Property and all registrations and applications therefor.  The conduct and operations of the businesses of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair in any material respect any Intellectual Property owned by any other Person, other than as could not reasonably be expected to have a Material Adverse Effect.  No other Person has contested any right, title or interest of any Group Member in, or relating to, or the validity of, any material Intellectual Property, and no allegations have been made of any infringement, misappropriation or violation by any Group Member, and no Person is infringing, misappropriating or violating any material Intellectual Property owned or exclusively licensed by any Group Member, and no Group Member has made or threatened to make any claim relating to the foregoing, other than, in each case, as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.  No holding, injunction, decision or judgment has been rendered by any Governmental Authority, and no Group Member has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would limit, cancel, or question the validity of the Group Member’s rights in any Intellectual Property.  Each Group Member has taken all actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  All material Intellectual Property owned or purportedly owned by a Group Member is valid and enforceable.

SECTION 3.15  Title; Real Property.

(a)                                 Each Group Member has good and marketable fee simple title to all material owned real Property and valid leasehold interests in all material long-term leased real Property, and owns, leases or licenses all material personal Property, in each case that is purported to be owned, leased or licensed by it, including those reflected on the most recent Financial Statements delivered by Holdings, and none of such property is subject to any Lien except Permitted Liens.

(b)                                 Set forth on Schedule 3.15 is, as of the Closing Date, (i) a complete and accurate list of all real property owned in fee simple by any Group Member or in which any Group Member owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof, (ii) any long-term lease, sublease, license or sublicense of such real property by any Group Member and (iii) for each such real property to be subject to a Mortgage pursuant to the terms hereof or that is otherwise material to the business of any Group Member, each Contractual Obligation by any Group Member, whether contingent or otherwise, to Sell such real property.

SECTION 3.16  Full Disclosure.

The written information prepared or furnished by or on behalf of any Group Member in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document to which a Loan Party is a party (in each case, as modified or supplemented by other written information so furnished) did not, when taken as a whole to the knowledge of Holdings, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading; provided, that projections contained therein are based upon estimates and assumptions as stated therein, all of which Holdings believes to be reasonable and fair in light of conditions and facts known to Holdings as of the date such written information was prepared or furnished and such projections reflect the good faith, reasonable and fair estimates by Holdings of the information projected for the periods set forth therein for the periods set forth therein, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and actual results during the periods covered thereby may differ from the projected results and that such differences may be material.

SECTION 3.17  Licenses and Permits.

(a)                                 Except as set forth on Schedule 3.17, to the knowledge of any Loan Party, each material Permit held by a Group Member was duly and validly issued by the applicable Governmental Authority pursuant to procedures which comply with all material requirements of Law.  No Group Member has knowledge of the occurrence of any event or the existence of any circumstance which, in the reasonable judgment of such Group Member, is likely to lead to the revocation of any material Permit.  Except as set forth on Schedule 3.17, the appropriate Group Member has the right to use all of its material Permits and has obtained, all material Permits required for the operation of the business of the Group Members as presently conducted, except where the failure to have the right to use such material Permits or obtain such material Permits affecting the business or assets of any Group Member could not in the reasonable judgment of Holdings (i) expose any Group Member to liability in an aggregate amount in excess of $500,000 or (ii) reasonably be expected to have a Material Adverse Effect.  Each material Permit held by a Group Member is in full force and effect and does not, to the knowledge of the Group Members, conflict with the valid rights of others, except where the failure of such Permit to be in full force and effect or such conflict affecting the business or assets of any Group Member could not in the reasonable judgment of Holdings (i) expose any Group Member to liability in an aggregate amount in excess of $100,000 or (ii) reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 3.17, no Group Member is a party to and Holdings has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or written complaint issued by or before any court or regulatory body, or of any other proceedings which would reasonably be expected to adversely affect the validity or continued effectiveness of any Permit held by a Group Member or give rise to any order of forfeiture except for such investigations, notices, violations, forfeitures or other orders, complaints or proceedings, for which the potential penalty, if found in violation, would not reasonably be expected to exceed $500,000 in the aggregate.  No Group Member has received written notice, or has reason to believe, that any Governmental Authority intends to cancel, terminate, modify or amend any material Permit, other than any such notices or intentions affecting the business or assets of any Group Member that could not in the reasonable judgment of Holdings (i) expose any Group Member to liability in an aggregate amount in excess of $500,000 or (ii) reasonably be expected to have a Material Adverse Effect.  Each Group Member has filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it in order to make each material Permit currently outstanding to be in full force and effect pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of such Permits.

(c)                                  No Group Member has engaged in any criminal act in connection with obtaining, maintaining or amending any Permit, including without limitation, unfair trade practices, anti-competitive behavior, bribery or fraud or conspiracy to commit any of the foregoing criminal acts.

SECTION 3.18  PATRIOT Act; OFAC.  (a) PATRIOT Act.  To the extent applicable, each of the Group Members is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b)                                 OFAC.  No Group Member nor, to the knowledge of Holdings, any director or officer of any Group Member is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

SECTION 3.19  Security Documents.  (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal and valid first priority security interest in the Collateral described therein (including any proceeds of any item of Collateral).  In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent), recordation of the security interest of the Collateral Agent on behalf of the Secured Parties has been made in the United States Patent and Trademark Office, and such other filings as are specified on Schedule 3.19(a) are made, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 3.19(a) and the filings specified on Schedule 3.19(a), and through the delivery of the Pledged Securities or required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (except with respect to Customary Permitted Liens) to the extent required by the Guarantee and Collateral Agreement.

(b)                                 Upon the execution and delivery of any Mortgage executed and delivered pursuant to Section 5.14, such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal and valid Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except with respect to Customary Permitted Liens or other encumbrances or rights permitted by the relevant Mortgage).

SECTION 3.20  Certain Fees.  Except as disclosed in writing to the Administrative Agent, no brokers or finder’s fee or commission will be payable with respect hereto of any of the transactions contemplated hereby.

ARTICLE IV

CONDITIONS

SECTION 4.01  Closing Date.  The effectiveness of each Lender’s Term Commitment hereunder is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance reasonably satisfactory to the Administrative Agent):

(a)                                 Executed Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Lender whose name appears on the signature pages hereof, (ii) the Guarantee and Collateral Agreement, executed and delivered by the parties thereto, (iii) a Term Note, executed and delivered by the Borrower, for the account of each Lender requesting the same and (iv) the Sillerman Guarantee, executed and delivered by Robert F.X. Sillerman.

(b)                                 Security Documents.  The Administrative Agent shall have received evidence reasonably satisfactory to it that, upon the filing and recording of instruments delivered on the Closing Date, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral, including (i) copies of UCC, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings, in each case as may be reasonably requested by the Administrative Agent, (ii) such documents duly executed by each Loan Party as the Administrative Agent may reasonably request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC, Intellectual Property security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Guarantee and Collateral Agreement), (iii) all certificates, instruments and other documents representing all Securities being pledged pursuant to the Guarantee and Collateral Agreement and related undated powers or endorsements duly executed in blank, (iv) all Instruments being pledged pursuant to the Guarantee and Collateral Agreement and related undated powers or endorsements duly executed in blank and (v) subject to Section 5.16, all Control Agreements, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution with respect to each Deposit Account or Securities Account required to be subject to a Control Agreement pursuant to Section 5.15.

(c)                                  Corporate Documents.  The Administrative Agent shall have received a copy of the articles or certificate of formation (or equivalent Organizational Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party.

(d)                                 Officer’s Certificates.  The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party certifying (i) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Loan Document to which such Loan Party is a party or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (ii) the by-laws (or equivalent Organizational Document) of such Loan Party as in effect on the date of such certification, (iii) the resolutions of such Loan Party’s board of directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (iv) that there have been no changes in the certificate of incorporation (or equivalent Organizational Document) of such Loan Party from the certificate of incorporation (or equivalent Organizational Document) delivered pursuant to clause (c) above.

(e)                                  Opinion of Counsel.  The Administrative Agent shall have received an opinion of (x) Reed Smith LLP, special counsel to the Loan Parties, (y) Hogan Lovells LLP, Colorado counsel to certain of the Loan Parties, and (z) Dornbush Schaeffer Strongin & Venaglia, LLP, counsel to Robert F. X. Sillerman, in each case, addressed to the Administrative Agent and the Lenders and dated the Closing Date, in form and substance reasonably satisfactory to the Arrangers.

(f)                                   Fees and Expenses.  The Borrower shall have paid all fees, costs and expenses (including legal fees and expenses) agreed in writing to be paid by it to the Arrangers, Agents and/or the Lenders in connection herewith to the extent due (and, in the case of expenses (including legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Borrower not less than one Business Day prior to the Closing Date).

(g)                                  KYC Information.  Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least ten days prior to the Closing Date.

(h)                                 Financial Statements.  The Borrower shall have delivered to the Arrangers (i) the Audited Financial Statements, (ii) the Projections and (iii) pro forma financial statements of the Group Members in form and substance reasonably satisfactory to the Arrangers.

(i)                                     Closing Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the Chief Financial Officer of Holdings, certifying (i) that after giving effect to the Term Facility, the consummation of the Transactions, the application of the proceeds thereof in accordance with Section 5.13 and the payment of all estimated legal, accounting and other fees related hereto and thereto, the Loan Parties, taken as a whole, are Solvent and (ii) satisfaction of the conditions set forth in Section 4.01(k), (l), (n) and (s).

(j)                                    Perfection Certificate.  The Administrative Agent shall have received the Perfection Certificate duly executed by a Responsible Officer of each Loan Party.

(k)                                 Consents.  Each Group Member shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the IDT Joint Venture Transaction, the Beatport Acquisition and the consummation of the transactions contemplated in any Loan Document (including the Transactions).

(l)                                     Litigation.  Except as set forth on Schedule 3.06, there shall be no pending (or, to the knowledge of any Group Member, threatened in writing) actions, investigations, suits, proceedings, audits, claims, written demands, orders or disputes to which a Group Member is a party with, by or before any Governmental Authority, other than those that, if adversely determined, would not reasonably be expected to materially and adversely affect the IDT Joint Venture Transaction, the Beatport Acquisition, the Obligations, the Loan Documents and the other transactions contemplated thereby.

(m)                             Insurance.  The Administrative Agent shall have received insurance certificates in form and substance reasonably satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 5.09 are in full force and effect and have all endorsements required by such Section 5.09.

(n)                                 Representations and Warranties; No Default.  (i) each of (A) the representations made by or with respect to the target with respect to the IDT Joint Venture Transaction and the Beatport Acquisition and (B) the representations and warranties in Article III of this Agreement and in any other Loan Document to which a Loan Party is a party as applied to the target, (ii) the representations and warranties of the Group Members as set forth in this Agreement and in any other Loan Document to which a Loan Party is a party and (iii) the representations and warranties of Robert F.X. Sillerman as set forth in the Sillerman Guarantee, shall, in each case of the foregoing clauses (i), (ii) and (iii), be true and correct in all material respects on and as of this date as if made on and as of this date except to the extent that such representations and warranties relates to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects.  No Default or Event of Default shall have occurred and be continuing or would result from the Borrowing of the Term Loans, the application of proceeds thereof or the consummation of any Permitted Acquisition as of the Closing Date.

(o)                                 Nightlife Note.  The Borrower shall have provided to the Administrative Agent evidence that all guarantees and Liens under the Nightlife Note have been or concurrently with the Closing Date are being released.

(q)                                 Permitted Acquisition Documents.  The Administrative Agent shall have received such documents in accordance with the requirements under clauses (a) and (f) of the definition of Permitted Acquisition.

(r)                                    Borrowing Request.  The Administrative Agent shall have received a written Borrowing Request in accordance with the requirements of Section 2.03.

(s)                                   Consummation of the Beatport Acquisition and the IDT Joint Venture Transaction.  Each of the Beatport Acquisition and the IDT Joint Venture Transaction shall have been consummated in material compliance with the terms of the Beatport Merger Agreement and the IDT JV Agreement, respectively.

(t)                                    AEG Budgets.  The Borrower shall have provided to the Administrative Agent budgets for the four cities subject to the AEG Memorandum of Understanding.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to extend Term Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

ARTICLE V

AFFIRMATIVE COVENANTS

Until all Obligations shall have been indefeasibly paid in full in cash, each of Holdings and the Borrower hereby covenants and agrees, on its own behalf and on behalf of each other Group Member that is a Subsidiary of the Borrower, to the Administrative Agent and the Lenders that:

SECTION 5.01  Financial Statements.  Holdings shall furnish to the Administrative Agent:

(a)                                 as soon as available, and in any event within 90 days after the end of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2013) (or such later date to which the Administrative Agent may, in its sole discretion, consent in writing), the audited consolidated and unaudited consolidating balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and related audited Consolidated and unaudited consolidating statements of income, stockholders’ equity and summary consolidating cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that such Consolidated Financial Statements fairly present in all material respects the consolidated financial position, results of operations and cash flow of Holdings and its Subsidiaries as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification.

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (beginning with the Fiscal Quarter ended March 31, 2013) (or such later date to which the Administrative Agent may, in its sole discretion, consent in writing), the unaudited consolidated and unaudited consolidating balance sheets of Holdings and its Subsidiaries as of the close of such Fiscal Quarter and related unaudited consolidated and consolidating statements of income and summary consolidating cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the Projections or, if applicable, the latest operating plan delivered pursuant to Section 5.01(c) hereof, in each case certified by a Responsible Officer of Holdings as fairly presenting in all material respects the consolidated and consolidating financial position, results of operations and cash flow of Holdings and its Subsidiaries as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c)                                  as soon as available, but not later than 45 days after the end of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2013) (or such later date to which the Administrative Agent may, in its sole discretion, consent in writing), an annual operating plan for Holdings and its Subsidiaries, on a consolidated and consolidating basis, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes projected quarterly income statements and annual balance sheets and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including proposed Capital Expenditures.

SECTION 5.02  Certificates; Other Information.  Holdings shall deliver to the Administrative Agent:

(a)                                 together with each delivery of any Financial Statement pursuant to Section 5.01(a) or Section 5.01(b), a Compliance Certificate duly executed by a Responsible Officer of Holdings that, among other things, (A) if delivered together with any Financial Statement pursuant to Section 5.01(a), shows the calculations used in determining Excess Cash Flow as of the end of such period, (B) states that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that Holdings proposes to take with respect thereto; and (C) summarizes (I) Permitted Indebtedness incurred by any Group Member under any of Section 6.01 since the last date of the delivery of such information and on an aggregate basis since the Closing Date, (II) Permitted Liens incurred by any Group Member under any of Section 6.02 since the last date of the delivery of such information and on an aggregate basis since the Closing Date, (III) Permitted Investments made by any Group Member under any of Section 6.03 since the last date of the delivery of such information and on an aggregate basis since the Closing Date, and (IV) Permitted Restricted Payments made by any Group Member under Section 6.05 since the last date of the delivery of such information hereunder, and on an aggregate basis since the end of the prior Fiscal Year;

(b)                                 as part of the Compliance Certificate delivered pursuant to clause (a) above, each in form and substance reasonably satisfactory to the Administrative Agent, a certificate by a Responsible Officer of Holdings that (i) no changes have occurred with respect to the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (b)) or indicating those changes which have occurred and (ii) solely at such time as the annual reports are delivered under Section 5.01(a) (or upon the request of the Administrative Agent following an Event of Default), complete and correct copies of all documents modifying any term of any Organizational Document of any Group Member thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate;

(c)                                  together with each delivery of any Compliance Certificate pursuant to clause (a) above, a discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections or, if applicable, the latest operating plan delivered pursuant to Section 5.01(c), for such period and the figures for the corresponding period in the previous Fiscal Year;

(d)                                 together with each delivery of any Financial Statement for any Fiscal Year pursuant to Section 5.01(a), copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of Holdings as part of the Compliance Certificate delivered in connection with such Financial Statements;

(e)                                  together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (a) above, each in form and substance reasonably satisfactory to the Administrative Agent and certified as complete and correct by a Responsible Officer of Holdings as part of the Compliance Certificate delivered in connection with such Financial Statements, a summary of all material insurance coverage maintained as of the date thereof by any Group Member, together with such other related documents and information as the Administrative Agent may reasonably require;

(f)                                   (i) all material reports that the Borrower transmits to its security holders generally, (ii) all material documents that any Group Member files with the SEC, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions, and (iii) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness of any Group Member in an aggregate principal amount in excess of $1,000,000; and

(g)                                  promptly following any request therefor, such other information regarding the business, prospects, properties, liabilities (actual or contingent), condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of Holdings or any of its Subsidiaries, or compliance with the terms of the Loan Documents to which a Loan Party is a party, as the Administrative Agent or the Required Lenders (through the Administrative Agent) may from time to time reasonably request.

Each of Holdings and the Borrower hereby acknowledges that (A) the Administrative Agent will make available to the Lenders materials and information provided by or on behalf of Holdings and the Borrower hereunder and under the other Loan Documents to which a Loan Party is a party (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower agrees to prepare a version of the information package and presentation consisting exclusively of information and documentation that (x) is publicly available, (y) constitutes information of a type that would be made publicly available if Holdings or the Borrower was a public reporting company or (z) is not material with respect to the Borrower or its Affiliates or any of their respective securities for purposes of United States federal and state securities law (all of such information package and presentation, “Public Lender Information”).  The Public Lender Information will be of a type that would be included in any filings made by the Borrower or any of its Affiliates with the SEC if the Borrower or such Affiliates were public reporting companies.  Before distribution of any information package and presentation, you agree to identify the portion thereof that may be distributed as Public Lender Information, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, the Borrower or their securities for purposes of U.S. federal and state securities Laws; provided, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 9.12.  All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”.  The Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

SECTION 5.03  [Reserved].

SECTION 5.04  Notices.  (a)  Holdings shall promptly notify the Administrative Agent of:

(i)                                     the occurrence of any Default;

(ii)                                  any event, matter or development (including the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any Property of any Group Member) that has had or would reasonably be expected to have a Material Adverse Effect;

(iii)                               the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting the business or assets of any Group Member that if adversely determined would reasonably be expected to have a Material Adverse Effect;

(iv)                              any material change in accounting or financial reporting practices by Holdings or any of its Subsidiaries; and

(v)                                 the acquisition of any real property with a fair market value in excess of $500,000 or the entering into any material long-term lease (as lessee).

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Holdings setting forth the details of the occurrence requiring such notice and stating what action Holdings has taken and proposes to take with respect thereto.

(b)                                 Holdings shall give the Administrative Agent (i) promptly after the occurrence of an ERISA Event, notice of the occurrence of such ERISA Event, including a copy of any notice filed in connection with such ERISA Event and (ii) promptly after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(c)                                  Holdings shall provide the Administrative Agent written notice of each of the following promptly after any Responsible Officer of any Group Member knows of it (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith): (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that would reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C)

above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, would reasonably be expected to have a Material Adverse Effect, (ii) the receipt by any Group Member of notification that any Real Property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities which would reasonably be expected to have a Material Adverse Effect and (iii) any proposed acquisition or long-term lease of real property if such acquisition or long-term lease would reasonably be expected to result in Environmental Liabilities that would have a Material Adverse Effect.

SECTION 5.05  Preservation of Existence, Etc.  Each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Section 6.07, and (b) take all necessary steps to preserve and maintain it rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the normal conduct of its business, except, in the case of this clause (b), where the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.06  Compliance with Laws, Etc.  Each Group Member shall comply with all applicable requirements of Law, Contractual Obligations and Permits, except for such failures to comply that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.07  Payment of Obligations.  Each Group Member shall pay or discharge before they become delinquent more than 30 days (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other material lawful claims that if unpaid would, by the operation of applicable requirements of Law, become a Lien (other than a Customary Permitted Lien) upon any property of any Group Member, except, in for each of clauses (a) and (b), (i) for those whose amount or validity is being contested in good faith by appropriate proceedings diligently conducted and (ii) (x) for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP or (z) for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08  Maintenance of Property.  Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business (ordinary wear and tear excepted) and (b) all Permits necessary, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary filings with, and give all required notices to, Governmental Authorities, except for such failures to maintain and preserve such property and Permits that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Group Member shall take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case, the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.09  Maintenance of Insurance.  Each Group Member shall (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members and (b) cause all such insurance relating to any property or business of any Group Member to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and, to the extent permitted by applicable Law, to provide 30 days’ prior written notice to the Administrative Agent of any cancellation, material addition in amount or material change in coverage.  Notwithstanding the requirement in clause (a) above, Federal Flood Insurance shall not be required for (x) real property that is not required to be subject to a Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties, (y) real property not located in a Special Flood Hazard Area, or (z) real property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.  In the event that a Group Member fails to obtain Flood Insurance as required by this Section 5.09 and the Administrative Agent or any Lender is legally required to obtain such Flood Insurance, the Administrative Agent shall have the right to obtain such Flood Insurance and to charge the Borrower or any Group Member for the cost thereof.

SECTION 5.10  Keeping of Books.  The Group Members shall keep proper books of record and account, in which full, true and correct entries in all material respects shall be made in accordance with GAAP and all other applicable requirements of Law of all financial transactions and the assets and business of each Group Member.

SECTION 5.11  Access to Books and Property.  Each Group Member shall permit the Administrative Agent, the Lenders and any Related Parties of any of them, as often as reasonably requested (but as long as no Event of Default has then occurred and is continuing such requests shall be limited to one for all such Persons collectively each Fiscal Year), at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member.  Each Group Member shall authorize their respective registered certified public accountants to communicate directly with the Administrative Agent, the Lenders and their Related Parties and to disclose to the Administrative Agent, the Lenders and their Related Parties all financial statements and other documents and information as they might have and the Administrative Agent or any Lender reasonably requests with respect to any Group Member.

SECTION 5.12  Environmental.

Each Group Member shall (a) comply with, and maintain its Real Property in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority), except for failures to comply that would not reasonably be expected to have a Material Adverse Effect, and (b) implement any Remedial Actions that are necessary to avoid or minimize liability under or to otherwise comply with applicable Environmental Laws, except for failures as would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.13  Use of Proceeds.  The proceeds of the Term Loans shall be used by the Borrower solely (a) to consummate the Transactions and for the payment of transaction costs, fees and expenses related thereto, (b) for working capital purposes, (c) to pay the Beatport Consideration, (d) to fund transaction costs in connection with the IDT Joint Venture Transaction, the Beatport Acquisition and the Nightlife Acquisition, (e) to repay the Nightlife Note in an amount not to exceed $3,000,000 and (f) to fund a $7,500,000 draw under the IDT Intercompany Note; provided, that at all times, all funds to be used in connection with clause (b) shall be appropriately segregated until used for such purpose.

SECTION 5.14  Additional Collateral and Loan Parties.

Unless not otherwise required to be joined hereunder, each Loan Party shall (x) immediately prior to the acquisition of a Subsidiary (including the acquisition by a Loan Party of the equity interests of a Subsidiary of the Parent Company), deliver to the Administrative Agent an audited balance sheet, statement of income or operations, shareholders’ equity and cash flows for such Subsidiary and for such periods as are reasonably requested by the Administrative Agent, without qualification as to the scope of the audit or as to going concern and without any other similar qualification and (y) do each of the following within 30 days after the creation or acquisition of a Subsidiary, unless otherwise agreed by the Administrative Agent:

(a)                                 deliver to the Administrative Agent an executed Assumption Agreement and, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i)                                     each such Subsidiary of any Loan Party shall Guarantee, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and

(ii)                                  each Loan Party (including any Person required to become a Subsidiary Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its property, including all of its Equity Interests and other Securities, as security for the Secured Obligations of such Loan Party;

provided, that in no event shall (x) any Excluded Subsidiary be required to Guarantee the payment of any Obligation, (y) the Loan Parties, individually or collectively, be required to pledge any Equity Interests owned by such Loan Parties of any Excluded Subsidiary, other than (i) 100% of the non-voting Equity Interests of a First-Tier Excluded Subsidiary and (ii) voting Equity Interests of a First-Tier Excluded Subsidiary representing not more than 66% of the total voting power of all outstanding voting Equity Interests of such First-Tier Excluded Subsidiary, with Equity Interests of such First-Tier Excluded Subsidiary constituting “stock entitled to vote” within the meaning of Treasury regulation section 1.956-2(c)(2) being treated as voting Equity Interests of such First-Tier Excluded Subsidiary or (z) a security interest be required to be granted on any property of any Excluded Subsidiary as security for any Obligation; provided, further, that the Loan Parties shall not be obligated to grant a Lien pursuant to this Agreement or the Security Documents in those assets of the Loan Parties as to which the Administrative Agent shall determine the costs of obtaining a Lien with respect thereto is cost prohibitive;

(b)                                 deliver to the Administrative Agent all documents representing all Equity Interests and other Securities pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

(c)                                  deliver to it a Mortgage on any real property located in the United States owned by any Loan Party with a fair market value in excess of $500,000, together with all Mortgage Supporting Documents relating thereto and, in connection therewith upon the request of the Administrative Agent, (x) an appraisal complying with FIRREA, and (y) within 45 days of receipt of notice from the Administrative Agent that real property of the Loan Parties is located in a Special Flood Hazard Area, Federal Flood Insurance as required by Section 5.09;

(d)                                 to take all other actions necessary to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents to which such Loan Party is a party executed on the Closing Date, including the filing of UCC financing statements in such jurisdictions as may be required by such Loan Documents or applicable requirements of Law or as the Administrative Agent may otherwise reasonably request;

(e)                                  deliver to the Administrative Agent legal opinions relating to the matters described in this Section 5.14, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Administrative Agent; and

(f)                                   take all actions as reasonably requested by the Administrative Agent to ensure the Administrative Agent has a valid, enforceable and perfected Lien against those assets of the Loan Parties located outside the United States.

SECTION 5.15  Deposit Accounts; Securities Accounts.  Each Loan Party shall (i) deposit all of its cash in deposit accounts that are Controlled Deposit Accounts other than cash to be deposited in any deposit account with an average daily balance of $500,000 or less; provided, that all such deposit accounts which are not Controlled Deposit Accounts shall have a maximum aggregate average daily balance of $2,000,000 or less, provided, further, that each Loan Party may maintain zero-balance accounts for the purpose of managing local disbursements and may maintain payroll, withholding tax and other fiduciary or trust accounts (including for the avoidance of doubt, funds set aside for medical plans and other employee benefit plans), and (ii) maintain each securities account or commodity account as a Controlled Securities Account.

SECTION 5.16  Post-Closing Matters.

Holdings shall cause to be delivered or performed the documents and other agreements set forth on Schedule 5.16, including those documents and other agreements that would have been required to be delivered on the Closing Date, within the time frames specified on such Schedule 5.16.

ARTICLE VI

NEGATIVE COVENANTS

Until all Obligations have been indefeasibly paid in full in cash, the Borrower hereby covenants and agrees, on its own behalf and on behalf of each other Group Member that is a Subsidiary of the Borrower and Holdings hereby covenants and agrees, with respect to Sections 6.11 through 6.14 and 6.16 through 6.18, to the Administrative Agent and the Lenders that:

SECTION 6.01  Indebtedness.  No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following (in each case other than clause (a) below, so long as no Default or Event of Default then exists or would be caused thereby):

(a)                                 the Obligations;

(b)                                 Indebtedness existing on the date hereof and set forth on Schedule 6.01 and permitted refinancing thereof; provided, that (i) the principal amount of such refinancing Indebtedness does not exceed the original principal amount thereof, (ii) no Loan Party shall be an obligor or guarantor of such refinancing Indebtedness except to the extent such Loan Party was such an obligor or guarantor immediately before such refinancing, (iii) such refinancing Indebtedness shall have a final maturity date at least 180 days or later than the Maturity Date at the time of such refinancing, (iv) if the Indebtedness refinanced was secured, (x) the refinancing

Indebtedness shall only be secured on no more than the same basis (including relative priority) as the refinanced Indebtedness and (y) no Lien relating thereto shall be expanded to cover any additional Property of any Group Member, (v) if such Indebtedness refinanced was subordinated, such refinancing Indebtedness shall be subordinated on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness refinanced and (vi) the Net Cash Proceeds shall be applied, substantially concurrently with the incurrence thereof, to repayment of the Indebtedness refinanced;

(c)                                  Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.02(d); provided, that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $2,500,000;

(d)                                 obligations under Hedging Agreements permitted under Section 6.16;

(e)                                  Guarantees by any Loan Party (other than the IDT Entities) with respect to Indebtedness of any other Loan Party (other than the IDT Entities) permitted hereunder (other than Indebtedness permitted hereunder in reliance upon clause (b) and Guarantees in respect of Indebtedness permitted under clause (c) above);

(f)                                   (i) Indebtedness of the Group Members arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business to the extent such Indebtedness is extinguished within five Business Days following incurrence, (ii) Indebtedness incurred in respect of credit cards, credit and processing services, debit cards, stored value cards and purchase cards and (iii) contingent indemnification obligations of the Group Members to financial institutions, in each case to the extent incurred in the ordinary course of business and on terms and conditions which are within general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in an amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes; provided, that all such Indebtedness referred to in this clause (f) does not exceed an aggregate principal amount of $100,000 at any one time;

(g)                                  Indebtedness of the Borrower or any Group Member as an account party in respect of trade letters of credit entered into in the ordinary course of business, in accordance with past practice, in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(h)                                 Indebtedness of any Group Member in respect of any customary indemnification, adjustment of purchase price or earn-out of a Group Member incurred in connection with (x) Sales permitted hereunder (so long as any such liabilities are those of the Person making the respective Sale) or (y) Permitted Acquisitions, as long as such Indebtedness is subordinated to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent;

(i)                                     Indebtedness owing from a Loan Party (other than the IDT Entities) to another Loan Party (other than the IDT Entities) to the extent such Indebtedness would otherwise be permitted under Section 6.05;

(j)                                    unsecured Indebtedness of any Group Member (other than the IDT Entities) in an aggregate principal amount not to exceed $5,000,000, so long as, after giving effect thereto, no Default or Event of Default has occurred and is continuing at the time of the incurrence thereof;

(k)                                 Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations of such Person, in each case incurring in the ordinary course of business;

(l)                                     Indebtedness of any Group Member in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(m)                             endorsements of negotiable instruments for deposit or collection in the ordinary course of business;

(n)                                 Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(o)                                 Indebtedness pursuant to the IDT Intercompany Note; and

(p)                                 Guarantees by the IDT Joint Venture of an operational lease of any other IDT Entity.

SECTION 6.02  Liens.  No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a)                                 Liens created pursuant to any Loan Document;

(b)                                 Customary Permitted Liens of the Group Members;

(c)                                  Liens existing on the date hereof and set forth on Schedule 6.02;

(d)                                 Liens on the property of any Group Member securing Indebtedness permitted hereunder in reliance upon Section 6.01(c); provided, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(e)                                  Liens on any property of any Loan Party (other than the IDT Entities) securing any of such Loan Parties’ Indebtedness or their other liabilities; provided, that the aggregate outstanding principal amount of all such Indebtedness and other liabilities shall not exceed $2,500,000 at any time;

(f)                                   non-exclusive licenses of Intellectual Property granted by any Group Member in the ordinary course of business that do not constitute a disposition of all substantial rights in such Intellectual Property; and

(g)                                  Liens existing on any asset of any Person at the time such Person becomes a Group Member; provided, that (i) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Group Member, (ii) such Lien shall not apply to any other property or assets of the Group Member, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Group Member.

SECTION 6.03  Investments.  No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:

(a)                                 Investments existing on the date hereof and set forth on Schedule 6.03 and any modification, renewal, reinvestment or extension thereof; provided, that the amount of the original Investment is not increased in connection with any such modification, renewal, reinvestment or extension thereof except as otherwise permitted by this Section 6.03;

(b)                                 Investments in cash and Cash Equivalents;

(c)                                  Investments constituting Permitted Acquisitions;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Investments following the Closing Date by any Loan Party in any other Loan Party; provided, that any Investments by the Loan Parties in the IDT Entities pursuant to this clause (e) and pursuant to clause (f) below shall not exceed $15,000,000 at any one time outstanding;

(f)                                   so long as no Default or Event of Default then exists or would result therefrom, Investments not otherwise permitted under this Section 6.03 not to exceed $2,000,000 in the aggregate at any time outstanding; provided, that any Investments by the Loan Parties in the IDT Entities pursuant to this clause (f) and pursuant to clause (e) above shall not exceed $15,000,000 at any one time outstanding;

(g)                                  Investments in the form of Hedging Agreements permitted under Section 6.16; and

(h)                                 prepaid expenses, deposits, prepayments and credits made in the ordinary course of business to vendors.

SECTION 6.04  Asset Sales.

No Group Member shall Sell any of its property (other than cash and Cash Equivalents) or issue its own Equity Interests, except for the following:

(a)                                 in each case to the extent entered into in the ordinary course of business, (i) Sales of inventory, (ii) Sales of equipment or property that is or has become surplus, obsolete or worn out machinery or equipment which will be replaced or upgraded with machinery or equipment useful in business and (iii) non-exclusive licenses of Intellectual Property rights in the ordinary course of business and consistent with past practice that do not constitute a disposition of all substantial rights in such Intellectual Property;

(b)                                 (i) any Sale of any property (other than their own Equity Interests) by any Loan Party to any other Loan Party (other than to the IDT Entities) to the extent resulting in any Investment that constitutes a Permitted Investment and (ii) any Restricted Payment by any Group Member permitted pursuant to Section 6.05;

(c)                                  (i) any Sale or issuance by the Borrower of its own Equity Interests and (ii) any Sales or issuance by any other Group Member of its own Equity Interests to its equity holders; provided, that such Sales or issuances shall be made at least pro rata in amount with respect to such equity holders that are Loan Parties;

(d)           other Sales in an aggregate amount not to exceed $4,000,000; provided, that (i) the Net Cash Proceeds of any such Sales are used to prepay the Term Loans in accordance with Section 2.09(d), (ii) no Default is continuing or would result therefrom, (iii) such Sale is for fair market value (as reasonably determined by the Borrower) and (iv) the consideration received in respect of such Sale is at least 75% payable in cash;

(e)           any Loan Party may transfer assets as part of the consideration for Investments in joint ventures, to the extent permitted under Section 6.03 hereof (with such assets being valued at fair market value as reasonably determined by the Borrower); and

(f)            the Loan Parties may sell Equity Interests in joint ventures pursuant to the terms of a call option (or similar provision) contained in the documents governing such entity; provided, that the Net Cash Proceeds of any such Sales are used to prepay the Term Loans in accordance with Section 2.09(d).

SECTION 6.05  Restricted Payments.

No Group Member shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)           Restricted Payments by any Subsidiary of the Borrower to a Loan Party;

(b)           dividends and distributions declared and paid on the common Equity Interests of any Group Member ratably to the holders of such common Equity Interests and payable only in common Equity Interests of such Group Member;

(c)           so long as no Default or Event of Default then exists or would result therefrom, Cash distributions paid to the equity holders of a non-Wholly Owned Subsidiary of the Borrower in accordance with any requirements under the Organizational Documents or Contractual Obligations of such Subsidiary; provided, that such Cash distributions shall be made at least pro rata in amount with respect to such equity holders that are Loan Parties;

(d)           Restricted Payments to the Parent Company on the Closing Date (i) to pay the Beatport Consideration, (ii) to repay the Nightlife Note in an amount not to exceed $3,000,000 and (iii) to pay any transaction costs in connection with the Beatport Acquisition, the IDT Joint Venture Transaction and the Nightlife Acquisition; and

(e)           Restricted Payments by the IDT Joint Venture to IDT pursuant to the IDT JV Agreement in an aggregate amount not to exceed $7,500,000.

SECTION 6.06  Prepayment of Indebtedness.

No Group Member shall (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, (y) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination terms of any Indebtedness; provided, that each Group Member may, to the extent otherwise permitted by the Loan Documents, do each of the following:

(a)           prepay the Obligations; and

(b)           make regularly scheduled or otherwise required repayments or redemptions of Indebtedness (other than Indebtedness owing to any Affiliate of the Borrower other than the IDT Intercompany Note).

SECTION 6.07  Fundamental Changes.

No Group Member shall (a) merge, consolidate or amalgamate with any Person, (b) acquire all or substantially all of the Equity Interests of any Person, (c) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the following or (d) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of, all or substantially all of, its property or business except:  (i) the merger, consolidation or amalgamation of any Loan Party into any other Loan Party (other than into any IDT Entity), (ii) the merger, consolidation or amalgamation of any Loan Party for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; (iii) the merger, consolidation or amalgamation of any Group Member into any other Group Member (other than into any IDT Entity) as long as a Loan Party is the surviving Person in any such merger, consolidation or amalgamation to which it is party, (iv) any Loan Party may change its name, identity or corporate form (including any change from a corporation, partnership, limited liability company or other corporate form into a corporation, partnership, limited liability company or other corporate form), so long as prior to, or substantially contemporaneously with, any such change, any such successor entity takes all necessary steps to maintain its status as a Loan Party, (v) any merger, consolidation or amalgamation of any Group Member (other than the Borrower) into any other Person (other than into any IDT Entity), as long as (A) any Loan Party is the surviving Person in any such merger, consolidation or amalgamation (to which it is party), and (B) immediately after giving effect to such transactions on a Pro Forma Basis, no Default or Event of Default would then exist; provided, that in the case of any such merger, consolidation or amalgamation involving any Loan Party, a Loan Party shall be the surviving Person and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Equity Interests or property of such Loan Party (including, as applicable, the Borrower) shall have been made, (vi) any Subsidiary of the Borrower may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, subject to Section 6.04 (to the extent applicable), any other Group Member (other than to any IDT Entity or to any other non-Wholly Owned Subsidiary) and (vii) any Subsidiary of Borrower may dissolve, liquidate or wind up its affairs at any time; provided that any assets or other distribution from such liquidation, dissolution or winding up be distributed to the Borrower or another Loan Party (other than any IDT Entity or any other non-Wholly Owned Subsidiary).

SECTION 6.08  Change in Nature of Business.  No Group Member shall carry on any business, operations or activities other than Permitted Business Activities.

SECTION 6.09  Transactions with Affiliates.

No Group Member shall, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, any Affiliate of the Borrower that is not a Group Member (including Guarantees with respect to any obligation of any such Affiliate), except for (a) transactions that are on a basis no less favorable to such Group Member as would be obtained in a comparable arm’s length transaction with an independent, unrelated third party, (b) reasonable salaries, indemnities and reimbursement of expenses and other reasonable director or employee compensation (including stock incentive and option plans) to officers and directors of any Group Member and (c) other transactions in existence on the Closing Date and disclosed in Schedule 6.09.

SECTION 6.10  Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments.

No Group Member shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Subsidiary of any Borrower to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any other Group Member or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (i) pursuant to the Loan Documents, (ii) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness or Capitalized Leases permitted hereunder in reliance upon Section 6.01(b) or (c) set forth in the Contractual Obligations governing such Indebtedness, Capitalized Leases or Guarantees with respect thereto, (iii) limitations on Liens imposed by customary provisions in any leases, licenses or other agreements restricting the assignment thereof and (iv) limitations on Liens imposed by any agreement relating to Indebtedness incurred by a Group Member prior to the date such Group Member became a Group Member hereunder.

SECTION 6.11  Modification of Certain Documents.

No Group Member shall do any of the following:

(a)           waive or otherwise modify any term of any Organizational Document of, or otherwise change the capital structure of, any Group Member, as applicable, in each case, except for those modifications and waivers that do not materially and adversely affect the interests of any Secured Party under the Loan Documents to which a Loan Party is a party or in the Collateral without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed);

(b)           waive or otherwise modify any term of any agreement, note, instrument, document or other writing evidencing Permitted Indebtedness secured by a Lien permitted under Section 6.02(c), in any case, except for those modifications and waivers that do not materially and adversely affect the interests of any Secured Party under the Loan Documents to which a Loan Party is a party or in the Collateral without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed);

(c)           waive, amend or otherwise modify the terms of, or terminate a material Contractual Obligations of a Group Member, except for those waivers, amendments or modifications that do not materially affect the interests of any Secured Party under the Loan Documents to which a Loan Party is a party or in the Collateral without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); or

(d)           waive or otherwise modify any term of any other Indebtedness that is subordinated in full to the Obligations if the effect thereof on such Indebtedness is to (i) increase the interest rate, (ii) change the due dates for principal or interest, other than to extend such dates, (iii) modify any default or event of default, other than to delete it or make it less restrictive, (iv) add any covenant with respect thereto, (v) modify any subordination provision in a manner adverse to any Group Member or any Secured Party, (vi) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (vii) materially increase any obligation of any Group Member or confer additional material rights to the holder of such Indebtedness in a manner adverse to any Group Member or any Secured Party.

SECTION 6.12  Accounting Changes; Fiscal Year.

No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any requirement of Law, or (b) its Fiscal Year or its method for determining fiscal quarters or fiscal months.

SECTION 6.13  Margin Regulations.

No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

SECTION 6.14  Compliance with ERISA.

Except as would not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate shall cause or suffer to exist any ERISA Event.

SECTION 6.15  Hazardous Materials.

No Group Member shall cause any Release of any Hazardous Material at or from any Real Property that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and affects that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.16  Speculative Hedging.

No Group Member shall enter into any Hedging Agreement, except (a) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.17  OFAC; Anti-Corruption Laws.

(a)           OFAC.  The Borrower shall not directly or indirectly use the proceeds of the Term Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by OFAC.

(b)           Anti-Corruption Laws.  No part of the proceeds of the Term Loans shall be used, directly or, to the knowledge of the Borrower, indirectly by or on behalf of any Group Member, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of any Anti-Corruption Law.

SECTION 6.18  Permitted Activities of Holdings.

Notwithstanding anything herein to the contrary, Holdings shall not (a) incur any Indebtedness whatsoever other than (i) the Indebtedness and obligations under this Agreement and the other Loan Documents to which Holdings is a party and (ii) Guarantees of the obligations of the Borrower or any Subsidiary of the Borrower that is a Loan Party in connection with leases otherwise permitted hereby entered into by the Borrower or any Subsidiary of the Borrower that is a Loan Party, (b) engage in any business operating activity other than (i) holding the Equity Interests of Borrower; (ii) performing its obligations and activities incidental thereto under the Loan Documents to which it is a party and other Indebtedness and liens and guarantees permitted hereunder; (iii) issuing its own Equity Interests subject to the terms hereof and performing its obligations and undertaking activities incidental thereto; (iv) filing tax reports and paying taxes in the ordinary course of business (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (i) holding director or shareholder meetings, preparing its books and records and performing other actions and activities required to maintain its separate structure or to comply with applicable requirements of Law, or its Organization Documents; and (vii) making Restricted Payments to the extent Restricted Payments are permitted to be made to Holdings pursuant to Section 6.05; or (c) permit any Liens on the Equity Interests of Borrower other than Liens in favor of the Administrative Agent, on behalf of the Secured Parties.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01  Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document to which it is a party, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)           any representation, warranty or certification made or deemed made by or on behalf of any Group Member in any Loan Document to which a Loan Party is a party or by or on behalf of any Group Member (or any Responsible Officer thereof) in connection with any such Loan Document (including in any document delivered in connection with any such Loan Document) shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”) when made or deemed made;

(d)           any Group Member shall fail to comply with (i) any provision of Section 5.04(a)(i), 5.05, 5.13 or Article VI or (ii) any other provision of any Loan Document if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders;

(e)           (i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise), after the lapse of all applicable grace periods, on any Indebtedness of any Group Member (other than the Obligations and the IDT Intercompany Note) and, in each case, such failure relates to Indebtedness having a principal amount of $1,000,000 or more, (ii) any other material event shall occur or material condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition, after the lapse of all applicable grace periods, is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(f)            (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(g)           one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $1,500,000 or (B) otherwise, that would reasonably be expected to have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 60 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(h)           one or more ERISA Events shall have occurred, which individually or in the aggregate, would have a material effect on the Group Members;

(i)            except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any material provision of any Loan Document to which a Loan Party is a party shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto or (ii) any such Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document (other than any such failure of perfection or priority which arises solely from the actions or inactions of a Secured Party) or any Loan Party shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;

(j)            there shall occur any Change of Control;

(k)           (i) the Sillerman Guarantee shall cease to be in full force and effect, (ii) Robert F.X. Sillerman shall breach any material term of the Sillerman Guarantee or (iii) any representation, warranty or certification made by Robert F. X. Sillerman shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”) when made or deemed made; or

(l)            any Indebtedness that is required to be subordinated to the Obligations as required hereunder ceases to be so subordinated;

then, and in every such event (other than an event described in clause (f) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i)            declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; or

(ii)           exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents and/or applicable Law;

provided, that in case of any event described in clause (f) of this Section, the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02  Application of Payments.  Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Secured Obligations shall be applied by the Administrative Agent as follows:

(i)            first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses, Cash Management Obligations and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.03 and amounts payable under Section 2.13(a)) payable to the Administrative Agent in its capacity as such;

(ii)           second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts payable to the Lenders and Secured Hedging Counterparties (including fees and disbursements and other charges of counsel payable under Section 9.03) arising under the Loan Documents (other than as contemplated by clauses (iii) and (iv)), ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)          third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Term Loans and scheduled, periodic payments under Secured Hedging Agreements (excluding any termination payments or other payments following a termination event), ratably among the Lenders and Secured Hedging Counterparties in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)          fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Term Loans and to payment of Cash Management Obligations and amounts owing with respect to Secured Hedging Agreements;

(v)           fifth, to the payment in full of all other Secured Obligations, in each case ratably among the Administrative Agent, the Lenders based upon the respective aggregate amounts of all such Secured Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)          finally, the balance, if any, after all Secured Obligations have been indefeasibly paid in full in cash, to the Borrower or as otherwise required by Law.

ARTICLE VIII

AGENCY

SECTION 8.01  Appointment and Authorization of Agents.  Each Lender hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02  Rights as a Lender.  Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Holdings or any of its Subsidiaries or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03  Exculpatory Provisions.  (a)  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c)           No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.

SECTION 8.04  Reliance by Administrative Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any Borrowing that by its terms shall be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is reasonably satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to any Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06  Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent-Related Person against any and all Indemnified Liabilities incurred by it; provided, that no Lender shall be liable for payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section).  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any U.S. Federal Income Tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold U.S. Federal Income Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, U.S. Federal Income Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

SECTION 8.07  Resignation of Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.08  Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that no Agent-Related Persons have made any representations or warranties to it and that no act by the Agent-Related Persons hereafter take, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except for notices, reports and other documents expressly required to be furnished hereunder, the Agent-Related Persons shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of any Agent-Related Person.

SECTION 8.09  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Group Member, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.13 and 9.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.13 and 9.03.

SECTION 8.10  Duties of Other Agents.  None of the Agents (other than the Administrative Agent) identified on the cover page or signature pages of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender.  Without limiting any other provision of this Article, none of such Agents in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender or any other Person by reason of this Agreement or any other Loan Document.

SECTION 8.11  Concerning the Collateral and the Security Documents.

(a)           Each Lender agrees that any action taken by the Administrative Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion of the Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and other Secured Parties.  Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Security Documents, (ii) execute and deliver each Security Document and accept delivery of each such agreement delivered by any Loan Party, (iii) act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any deposit accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Security Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)           Each of the Lenders hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders against any of the following:

(i)            all of the Collateral and all Loan Parties, upon payment and satisfaction in full of all Term Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable;

(ii)           any assets that are subject to a Lien permitted by Section 6.02(d); and

(iii)          any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

(c)           Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any

Guarantee under the Guarantee and Collateral Agreement or the Sillerman Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other disposition.

(d)           Each of the Lenders hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 8.11 promptly upon the effectiveness of any such release.

(e)           Each of the Lenders hereby consents to the release of any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

SECTION 8.12  Collateral Matters Relating to Related Obligations.

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Agreement or Cash Management Obligation or that is otherwise owed to Persons other than the Administrative Agent and the Lenders (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guarantee and Collateral Agreement and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guarantee and Collateral Agreement, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own interest in the Term Loans and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured

Party (except the Administrative Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 9.08 and then only to the extent such right is exercised in compliance with Section 2.16.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01  Notices.

(a)           Notices Generally.  Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail to the applicable party hereto as provided in Schedule 9.01.  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided therein.

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II hereof by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in clause (i) above, of notification that such notice or communication is available and identifying the website address therefor; provided, that, in the case of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           Change of Address, etc.  The Borrower and the Administrative Agent may change its address, facsimile number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire transfer instructions for such Lender.

(d)           Public Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including the U.S. federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Group Members or their securities for purposes of the U.S. federal or state securities Laws.  In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Agents and other Lenders may have access to such information and (ii) neither the Borrower nor any Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such information.

(e)           Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by an final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential damages or punitive damages (as opposed to direct or actual damages).

(f)            Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by or on behalf of the Borrower; provided, that such indemnity shall not, as to the Administrative Agent, such Lender or such Related Party, be available to the extent that such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent, such Lender or such Related Party.

SECTION 9.02  Waivers; Amendments.

(a)           No Waiver; Remedies Cumulative; Enforcement.  No failure or delay by the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege.  The rights, remedies, powers and privileges of the Administrative Agent and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders; provided, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.16) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 7.01 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.16, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

(b)           Amendments, Etc.  Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than any fee letters executed prior to the Closing Date), and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Required Lenders, and acknowledged by the Administrative Agent, or by the Borrower and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(i)            extend or increase any Term Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Term Commitment of any Lender);

(ii)           reduce the principal of, or rate of interest specified herein on, any Term Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate;

(iii)          postpone any date scheduled for any payment of principal of, or interest on, any Term Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby; provided, that this clause (iii) shall not apply to any changes to Section 2.09 (other than any postponement of any date of payment thereunder);

(iv)          change Section 2.15(b) or Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)           change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(vi)          (x) release all or substantially all of the Collateral or Holdings or any Subsidiary Guarantor from its Guarantee of the Secured Obligations of the Borrower and (y) release Robert F. X. Sillerman from his obligations under the Sillerman Guarantee, in each case, without the written consent of each Lender; or

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent in addition to the Borrower and the Lenders required above.

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

SECTION 9.03  Expenses; Indemnity; Etc.

(a)           Costs and Expenses.  The Borrower agrees to pay or reimburse (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and other Agents in connection with the syndication of the Term Loan Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, any other documents prepared in connection herewith or therewith, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of one firm of counsel and one firm of local counsel in each applicable jurisdiction and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the other Agents, each Lender (including the fees, charges and disbursements of one firm of counsel and one firm of local counsel in each applicable jurisdiction for the Administrative Agent, any Agent and any Lender (and, in the case of an actual or perceived conflict of interest, one additional firm of counsel for each affected Person)) in connection with the enforcement or protection of any rights and remedies under this Agreement and the other Loan Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including in connection with any workout, restructuring or negotiations in respect the Term Loans or the Loan Documents, including the reasonable fees, charges and disbursements of counsel.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent, each Lender and each Related Parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), reasonable and documented disbursements and out-of-pocket fees and expenses (including the fees, charges and disbursements of one firm of counsel and one firm of local counsel in each applicable jurisdiction for the Indemnitees (and, in the case of an actual or perceived conflict of interest, one additional firm of counsel for each affected Person) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with or by reason of (i) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation or proceeding): (x) the execution, delivery, enforcement, performance or administration of any Loan Document or any other document delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby; or (y) any Term Commitment, any Borrowing or the use or proposed use thereof or of the proceeds thereof; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, fees and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee; or (ii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries or any other location, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries (clauses (i) and (ii), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its affiliates, its creditors or any other Person.  This Section 9.03(b) shall not apply with respect to Taxes, other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims or costs arising from any non-Tax claims, demands, actions, judgments or suits.

(c)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party or Indemnitee shall assert, and each Loan Party and Indemnitee hereby waives, any claim against any Indemnitee or Loan Party, respectively, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any other document contemplated thereby, the transactions contemplated thereby, any Term Commitment or any Borrowing, the use thereof or of the proceeds thereof or such Indemnitee’s or Loan Party’s respective activities in connection therewith (whether before or after the Closing Date).  Notwithstanding the foregoing, nothing in the preceding sentence shall limit the indemnification obligations of the Borrower under Section 9.03(b) with respect to special, indirect, consequential or punitive damages arising in a third party claim against an Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through any Platform or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(d)           Payments.  All amounts due under this Section shall be payable promptly after demand therefor by the relevant Person entitled thereto.

SECTION 9.04  Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans); provided, that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.  (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of an Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned and (B) in any case not described in the foregoing subclause (A), the principal outstanding balance of the Term Loans of the assigning Lender, subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that contemporaneous assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining where such minimum amount has been met.

(ii)           Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for assignments unless (x) any Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Administrative Agent shall acknowledge any such assignment; and

(iii)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (except as otherwise provided in Section 2.22(b)), together with a processing and recordation fee of $3,500; provided, that (x) such fee shall not be payable if the such assignment is made by any Arranger, (y) the

Administrative Agent may, in its sole discretion, elect to waive such fee in the case of any assignment and (z) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts and stated interest of the Term Loans and other amounts owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Term Commitments, Term Loans and other Obligations), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Person that the Administrative Agent has identified in a notice to the Lenders as a Disqualified Institution, the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Term Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.06 with respect to any payments made by such Lender to its Participant(s).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, waiver or consent in respect of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or consent described in the first proviso to Section 9.02(b) that directly affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18 and 2.19 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that (x) such Participant agrees to be subject to the provisions of Section 2.22 as if it were an assignee under paragraph (b) of this Section and (y) a Participant shall not be entitled to receive any greater payments under Sections 2.18 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of such participation is made with the Borrower’s prior written consent.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.16 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Commitments, Borrowing or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that any such Term Commitment, Borrowing or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05              Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in any Loan Document to which it is a party or other documents delivered by or on behalf of it in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Borrowing hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.  The provisions of Sections 2.16, 2.18, 2.19, 9.03, 9.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations or the termination of this Agreement or any provision hereof.

SECTION 9.06              Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees and expenses payable to the Agents and the Lenders (or any of them), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 9.07              Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.08              Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09              Governing Law; Jurisdiction; Etc.

(a)                                 Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan

Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

(b)                                 Jurisdiction.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Administrative Agent, any Lender, any Related Party of any of the foregoing, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

SECTION 9.10              WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11              Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12              Confidentiality.  Each of the Agents and each of the Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section (or as may otherwise be reasonably acceptable to the Borrower), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Holdings or any of its Subsidiaries or the Term Loan Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan Facility; (h) with the consent of the Borrower; or (i) to the extent that such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from Holdings or any of its Subsidiaries relating to Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or any of its Subsidiaries; provided, that in the case of information received from Holdings or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13              PATRIOT Act.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

SECTION 9.14              Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable Law, the rate of interest payable in respect of such Term Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor)

until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.

SECTION 9.15              Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.16              No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Group Members and any Agent, or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agents or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SFX INTERMEDIATE HOLDCO II LLC

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: President

SFX INTERMEDIATE HOLDCO I LLC

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BARCLAYS BANK PLC,
as a Lender and as Administrative Agent

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director, Banking Product Services

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Banking Products Services, US

[SIGNATURE PAGE TO CREDIT AGREEMENT]

JEFFERIES GROUP LLC,
as a Lender

By:	/s/ John Stacconi
Name: John Stacconi
Title: Global Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]